Execution Version

EQUITY PURCHASE AGREEMENT by and among CAPSTONE GREEN ENERGY LLC, CAL MICRO HOLDCO, INC., THE RBKB TRUST, DATED DECEMBER 3, 2019, KENDA BROWN, and RYAN BROWN Dated as of August 13, 2025

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302994897

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS2

1.1 Definitions2

Article 2 PURCHASE AND SALE12

2.1 Purchase and Sale12

2.2 Purchase Price12

2.3 Payments at Closing12

2.4 Post-Closing Payments.13

2.5 Additional Agreements.13

2.6 Vehicle Leases14

2.7 Withholding15

Article 3 REPRESENTATIONS AND WARRANTIES with respect to THE SELLER PARTIES15

3.1 Organization; Good Standing; Authorization15

3.2 Title to the Company Equity Securities16

3.3 Consents and Approvals16

3.4 No Violation16

3.5 No Brokers or Finders16

3.6 Litigation17

3.7 No Other Representations and Warranties17

Article 4 REPRESENTATIONS AND WARRANTIES with respect to THE COMPANY17

4.1 Organization; Good Standing; Authorization17

4.2 Capitalization17

4.3 Consents and Approvals18

4.4 No Violation18

4.5 Brokers or Finders18

4.6 Financial Statements; Financial Data; Indebtedness and Cash18

4.7 Absence of Undisclosed Liabilities19

4.8 Absence of Changes or Events19

4.9 Assets20

4.10 Intellectual Property Rights; IT and Data Security20

4.11 Contracts24

4.12 Litigation26

4.13 Compliance with Applicable Laws26

4.14 Licenses and Permits27

4.15 Health, Safety and Environment27

4.16 Taxes28

4.17 Insurance Policies32

4.18 Employee Benefit Plans32

4.19 Employees; Labor Relations35

i

4.20 Transactions with Related Parties38

4.21 Real Property38

4.22 Suppliers and Customers.40

4.23 Bank Accounts; Powers of Attorney40

4.24 Trade Names; Business Locations40

4.25 Products40

4.26 Absence of Questionable Payments41

4.27 Books and Records41

4.28 Accounts Receivable and Accounts Payable; Inventory41

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER42

5.1 Buyer Organization42

5.2 Authorization42

5.3 Consents and Approvals42

5.4 No Violation43

5.5 Litigation43

5.6 Brokers and Finders43

Article 6 INDEMNIFICATION43

6.1 Survival43

6.2 Indemnification by the Seller Parties44

6.3 Indemnification by Buyer44

6.4 Indemnification Procedure44

6.5 Certain Limitations46

6.6 No Circular Recovery47

6.7 Materiality Qualifications47

6.8 Indemnification as Sole Remedy47

6.9 Payment48

Article 7 CLOSING48

7.1 Closing48

7.2 Deliveries by Seller48

7.3 Deliveries by Buyer50

Article 8 COVENANTS AND OTHER AGREEMENTS51

8.1 Restrictive Covenants51

8.2 Agreements Regarding Tax Matters53

8.3 Further Assurances57

8.4 Release57

8.5 Post-Closing Audit58

8.6 Post-Closing Adverse Actions58

8.7 Post-Closing CARB Adverse Actions58

8.8 Post-Closing Transfer of Vehicles59

8.9 Post-Closing Access to Business Email Accounts59

Article 9 MISCELLANEOUS59

9.1 Notices59

9.2 Entire Agreement60

9.3 Counterparts; Deliveries60

9.4 Third Parties61

9.5 Expenses61

9.6 Amendment; Waiver61

9.7 Governing Law61

9.8 Assignments61

9.9 Headings62

9.10 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial62

9.11 Construction62

9.12 Public Announcements62

9.13 Interpretive Matters63

9.14 Non-Recourse63

9.15 Invalid Provisions64

INDEX OF DEFINED TERMS

Term Section

2024 Financial StatementsSection 4.6(a)

2025 TacomaSection 1.1

AccountantSection 1.1

Accounting PrinciplesSection 1.1

Adverse ConsequencesSection 1.1

AffiliateSection 1.1

ArbitrationSection 1.1

AgreementPreamble

AssetsSection 4.9

AuditSection 8.5

Balance SheetSection 4.6(a)

Base AmountSection 2.2(a)

BusinessSection 8.1(b)

Business DaySection 1.1

BuyerPreamble

Buyer Indemnified PartiesSection 1.1

Buyer Prepared ReturnsSection 8.2(a)(i)

Cal MicroRecitals

Cal Micro Equity SecuritiesRecitals

CARBSection 1.1

CARB ProceedingSection 1.1

CARES ActSection 1.1

CESSection 7.2(n)

[**redated**] MatterSection 6.2

[**redated**] Release AgreementSection 7.2(n)

ClosingSection 7.1

Closing DateSection 7.1

COBRASection 4.18(i)

CodeSection 1.1

CompanyRecitals

Company-Owned Intellectual PropertySection 4.10(a)

Company Equity SecuritiesRecitals

Company Intellectual PropertySection 4.10(c)

Company ReleaseeSection 8.4

Company SoftwareSection 1.1

Company VehiclesSection 1.1

Confidential InformationSection 1.1

Contingent WorkerSection 1.1

ContractsSection 1.1

ConversionRecitals

[**redated**]Section 7.2(n)

Disclosure SchedulesSection 1.1

DOLSection 4.18(a)

Employee Benefit PlanSection 1.1

Environmental and Safety RequirementsSection 1.1

Equity SecuritiesSection 1.1

ERISASection 1.1

ERISA AffiliateSection 1.1

Financial StatementsSection 4.6(a)

FPP Backlog ListSection 1.1

Fundamental Indemnity CapSection 6.5(c)(ii)

Fundamental RepresentationsSection 1.1

GAAPSection 1.1

General Indemnity CapSection 6.5(c)(i)

Governmental AuthoritySection 1.1

Hazardous MaterialSection 1.1

ImprovementsSection 4.21(d)

Income TaxSection 1.1

IndebtednessSection 1.1

Indirect EquityholdersPreamble

Indirect SellersPreamble

Indemnified PartySection 6.4(a)

Indemnifying PartySection 6.4(a)

Insurance PoliciesSection 4.17

Intellectual PropertySection 1.1

InventorySection 1.1

IRCASection 4.19(k)

K. BrownPreamble

KnowledgeSection 1.1

LawSection 1.1

Leased Real PropertySection 4.21(a)

LiabilitySection 1.1

LiensSection 1.1

Material ContractsSection 4.11(a)

Non-Recourse PersonSection 9.14

Nonqualified Deferred Compensation PlanSection 4.18(i)

Operating Corps.Recitals

OrderSection 1.1

Ordinary Course of BusinessSection 1.1

Open Source SoftwareSection 1.1

ParentSection 1.1

PartySection 1.1

PatentsSection 1.1

Payroll Tax Executive OrderSection 1.1

PermitsSection 1.1

Permitted LienSection 1.1

PersonSection 1.1

PIISection 4.10(j)

Platform AgreementsSection 4.10(i)

v

Post-Closing PaymentsSection 2.4(b)

PPACASection 4.18(j)

Pre-Closing Tax AccrualSection 1.1

Pre-Closing Tax PeriodSection 1.1

ProceedingSection 1.1

Purchase PriceSection 2.2

QSub ElectionRecitals

R. BrownPreamble

Real Property LeasesSection 4.11(a)(v)

Reference DateSection 4.8

Related PartySection 1.1

Related Party TransactionSection 1.1

ReleaseSection 1.1

Release AgreementSection 7.2(m)

Releasing PartySection 8.4

ReorganizationRecitals

SECSection 8.2(b)

SellerPreamble

Seller ContributionRecitals

Seller PartiesPreamble

Seller Prepared ReturnsSection 8.2(a)(i)

Seller ReleasorSection 8.4

Seller TaxesSection 1.1

Seller Transaction ExpensesSection 1.1

Seller VehiclesSection 1.1

Shareholders’ AgreementSection 1.1

SoftwareSection 1.1

Specified MattersSection 1.1

State Court ActionSection 1.1

StockRecitals

Straddle PeriodSection 1.1

SystemsSection 4.10(i)

Tail PoliciesSection 7.2(j)

TaxSection 1.1

Tax Allocation Objections NoticeSection 8.2(g)(i)

Tax Allocation Response PeriodSection 8.2(g)(i)

Tax Allocation StatementSection 8.2(g)(i)

Tax ContestSection 8.2(f)(i)

Tax ReturnSection 1.1

Tax Sharing AgreementSection 1.1

TermSection 8.1(b)

Third Party ClaimSection 6.4(a)

ThresholdSection 6.5(a)

Top CustomerSection 4.22(b)

Top SupplierSection 4.22(a)

Total Tax ConsiderationSection 8.2(g)(i)

TrademarksSection 1.1

Transaction DocumentSection 1.1

Transfer TaxesSection 8.2(e)

Treasury RegulationsSection 1.1

TrustPreamble

U.S.Section 1.1

United StatesSection 1.1

USCISSection 4.19(k)

WARN ActSection 4.19(d)

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of August 13, 2025, is by and among Capstone Green Energy LLC, a Delaware limited liability company (“Buyer”), Cal Micro Holdco, Inc., a California corporation, (“Seller”), The RBKB Trust, dated December 3, 2019 (the “Trust”), Kenda Brown (“K. Brown”), and Ryan Brown (“R. Brown” and together with K. Brown, the “Indirect Equityholders”, and the Indirect Equityholders together with the Trust, the “Indirect Sellers”, and the Indirect Sellers together with Seller, the “Seller Parties”).

RECITALS

A.Prior to the Reorganization (as defined below), the Trust owned, beneficially and of record, one hundred percent (100%) of the Equity Securities (as defined below) (the “Cal Micro Equity Securities”) of Cal Microturbine, Inc., a California corporation (the “Cal Micro”).
B.Seller has elected to be treated as, and at all times since its formation has been, an “S corporation” as that term is defined in Section 1361(a)(1) of the Code (and any comparable or similar applicable provision of state, local, foreign or other Law).
C.Pursuant to a plan intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code (as defined below), (i) on June 25, 2025, the Trust formed Seller and contributed one hundred percent (100%) of the Cal Micro Equity Securities to Seller (the “Seller Contribution”), and (ii) on June 25, 2025, Seller filed an election to treat Cal Micro as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3) of the Code), effective as of the date of the Seller Contribution (the “QSub Election”).
D.Effective at least one (1) day following the date on which the QSub Election was mailed to the Internal Revenue Service, and at least one (1) day prior to the date hereof, Cal Micro converted (the “Conversion” and, together with the Seller Contribution and the QSub Election, the “Reorganization”) to a limited liability company named “Cal Microturbine, LLC” (as converted, the “Company,” and which for all purposes under this Agreement includes Cal Micro).
E.As a result of the Reorganization, Seller owns, beneficially and of record, one hundred percent (100%) of the Equity Securities of the Company (the “Company Equity Securities”).
F.The Indirect Equityholders are the settlors and sole trustees of the Trust, with the sole authority to manage the Trust’s assets, and together with their heirs are the sole beneficiaries of the Trust, and, as such, will receive substantial consideration in connection with the transactions contemplated by this Agreement.
G.On the terms and subject to the conditions set forth in this Agreement and the Transaction Documents (as defined below), Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, free and clear of any and all Liens (as defined below), the Company Equity Securities.

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H.Buyer has conditioned its willingness to enter into the transactions contemplated by this Agreement upon its receipt of the representations, warranties and covenants of each Seller Party contained herein and the Transaction Documents to which any such Person (as defined below) is a party, and such representations, warranties and covenants of each Seller Party are a material inducement to Buyer to enter into the transactions contemplated by this Agreement.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereby agree as follows:

Article 1
DEFINITIONS
1.1Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accountant” means one of BDO USA, LLP, RSM US LLP, or Baker Tilly International, as agreed by Buyer and Seller.

“Accounting Principles” means GAAP, except, solely with respect to the Balance Sheet, as set forth on Schedule 1.1(a).

“Adverse Consequences” means any and all Liabilities, losses, damages, awards, deficiencies, penalties, fines, assessments, Taxes, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing); provided, however, that “Adverse Consequences” shall not include any punitive damages except to the extent such damages are incurred in connection with the assertion, whether orally or in writing, of a Third Party Claim against any Person entitled to indemnification hereunder.

“Affiliate” means, with respect to any Person, any other Person that (a) directly or indirectly controls, is controlled by or is under common control with such Person, or (b) is a parent, spouse or child of such Person. As used herein, the term “control” means: (i) the power to vote at least thirty percent (30%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Arbitration” means Cal Microturbine, Inc. v. Capstone Green Energy Corporation, American Arbitration Association Case No. 1-24-0003-0961, which includes all claims made therein by the Company and all counter-claims made thereto by Capstone Green Energy Corporation.

“Auditor” means Rogers, Clem & Company.

“Business Day” means any day except Saturday, Sunday, any statutory holiday in the State of California or any other day on which the principal chartered banks in the State of California are closed for business.

“Buyer Indemnified Parties” means Buyer, the Company, and Buyer’s other Affiliates and their respective equity holders, partners, directors, managers, officers, employees, agents and representatives.

“CARB Proceeding” means the ongoing Proceeding that began with the information request from the California Air Resources Board (“CARB”) dated November 14, 2024, concerning the sale or lease, or offering for sale or lease, by the Company, in the State of California, of permit-exempt distributed generation units manufactured by Buyer.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Software” all Software owned or purported to be owned by the Company.

“Company Vehicles” means (i) the 2023 Ram 2500, with VIN # 3C6UR5DL9PG592522, (ii) the 2019 GMC Sierra, with VIN # 1GT12SEY0KF245857, (iii) the 2018 Ford F-250, with VIN # 1FT7X2AT1JEB20439, (iv) the 2024 Toyota Tacoma, with VIN # 3TYLB5JN1RT008282 and (v) the 2025 Toyota Tacoma, with VIN # 3TMKB5FN0SM02820 (the “2025 Tacoma”).

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of Buyer, the Company or their respective Affiliates, or its or their respective customers, suppliers, distributors or other business relations, including all information possessing an element of value to the Company, or information concerning finances, customer information, supplier information, products, product specifications, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished Patents and other confidential Intellectual Property, documentation, components, object code, data, compositions, schematics, designs, sketches, photographs, graphs, drawings, protocols and processes. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of any Seller Party or any of their respective Affiliates.

“Contingent Worker” means a natural person who performs services for or on behalf of the Company and who receives or should receive a Form 1099 NEC from the Company, but excluding independent service providers such as lawyers, accountants, investment bankers, and other similar providers of professional services.

“Contracts” means all contracts, agreements, leases, subleases, deeds, instruments, mortgages, deeds of trust or other security instruments, notes, licenses, commitments, obligations,

guarantees, indemnities and understandings, in any case whether written or oral, to which the Company is party or by which any of its assets are bound.

“Disclosure Schedules” means the disclosure schedules being delivered to Buyer contemporaneously with the execution of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, (a) the disclosures contained in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such other section for which the applicability of such disclosure is reasonably apparent on the face of such disclosure, (b) the disclosure of any matter in the Disclosure Schedules shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty to be true and correct, (c) the Disclosure Schedules are qualified in their entirety by reference to this Agreement and are not intended to constitute, and shall not be construed as constituting, representations and warranties by any party except to the extent expressly set forth herein or therein, (d) the inclusion of any item in the Disclosure Schedules shall be deemed neither an admission that such item is material to the business, financial condition or results of operations of the Company nor an admission of any liability to any third party, (e) matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and any additional matters are set forth therein for informational purposes, and (f) headings are inserted in the Disclosure Schedules for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement.

“Employee Benefit Plan” means any of the following (whether written or unwritten, formal or informal and whether or not subject to ERISA) which the Company or any predecessor that operated the business of the Company has at any time sponsored, maintained, made contributions to (or is or has been required to make contributions to), or with respect to which such entity has, has had or may have any other Liability (actual, contingent or otherwise): (a) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, vision plan, severance plan, or sick leave plan; (b) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides compensation, employee benefits or benefits to any current or former employee, dependent, beneficiary, director, manager, independent contractor or like person, including any Nonqualified Deferred Compensation Plan, severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus, deferred bonus, transaction bonus, retention or similar compensation plan, salary reduction, change-of-control or employment agreement or consulting agreement and any amendments or modifications thereof, in each case, including any trust agreements and insurance contracts forming a part thereof.

“Environmental and Safety Requirements” means any Law that is related to (a) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment,

(b) health or safety, (c) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material, and including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and their state corollaries.

“Equity Securities” means: (a) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise, in any case including classes or series thereof having such relative rights, powers and duties as may from time to time be established; (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into units or other equity interests in any Person and (c) warrants, options or other rights to purchase or otherwise acquire units or other equity interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations in effect thereunder.

“ERISA Affiliate” means each member of the Company, any Seller Party and any predecessor of the Company or any Seller Party, and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by the Company or any Seller Party and/or any predecessor of the Company or any Seller Party, in each case under Section 414 of the Code.

“FPP Backlog List” means all parts and components that have been requested by the Company from Buyer but have not been provided by Buyer to the Company.

“Fundamental Representations” means, (a) in the case of the Seller and the Company, the representations and warranties contained in Sections 3.1 (Organization; Good Standing; Authorization), 3.2 (Title to the Company Equity Securities), 3.5 (No Brokers or Finders), 4.1 (Organization; Good Standing; Authorization), 4.2 (Capitalization), 4.5 (Brokers or Finders), 4.6(c) (Indebtedness and Cash), 4.9 (Assets), 4.16 (Taxes), 4.18 (Employee Benefit Plans) solely to the extent related to Taxes, 4.20 (Transactions with Related Parties), 4.26 (Absence of Questionable Payments), and, (b) in the case of Buyer, the representations and warranties contained in Sections 5.1 (Buyer Organization), 5.2 (Authorization), and 5.6 (Brokers and Finders).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Hazardous Material” means: (a) any hazardous substance, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended from time to time, and regulations promulgated thereunder and all applicable state and local laws, rules, and regulations related to hazardous substances now existing or hereinafter enacted; (b) any hazardous waste, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or state corollaries, as amended from time to time, and regulations promulgated thereunder; (c) petroleum, including crude oil or any fraction thereof; (d) radioactive material, including any source, special nuclear, or byproduct material as defined in 42 U.S.C. § 2011 et seq.; (e) asbestos or asbestos containing materials; (f) polychlorinated biphenyls; (g) urea formaldehyde; (h) microbial matter, biological toxins, mycotoxins, mold or mold spores; (i) lead-based paint; (j) any toxic substance; (k) radon gas; (l) any explosive or extremely dangerous material; (m) any per- and polyfluoroalkyl substances (including perfluorononanoic acid, perfluorooctanoic acid and perfluorooctanesulfonic acid); and (n) other “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of, regulated pursuant to or which requires or may require investigation, under any applicable Environmental and Safety Requirements.

“Income Tax” means: (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any gross receipts, capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (ii) multiple bases (including corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (a)(i) above, (b) all U.S. federal, state, territorial, local, municipal and non-U.S. franchise Taxes imposed in lieu of Taxes described in clause (a), and (c) any nonresident withholding of Income Taxes required to be made by the Company.

“Indebtedness” means, with respect to the Company as of the Closing, without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), and (i) other items of Indebtedness in the amounts set forth opposite each such item on Schedule 1.1(b); provided, however, that

“Indebtedness” shall not include any obligations of the Company in connection with any lease or installment purchase contracts entered into by the Company for the Company Vehicles.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, Software, and mask works) and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, collections, designs, drawings, specifications, customer and supplier lists, advertiser and subscriber lists and information, pricing and cost information, and business and marketing plans and proposals), (e) all websites and social media accounts (including login credentials), and Software, (f) all other proprietary and intellectual property rights, (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (h) the exclusive right to display, reproduce, and create derivative works based on any of the foregoing, and (i) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Inventory” means all of the goods, merchandise, raw materials, finished goods, and work-in-progress, in each case physically located at, or otherwise in the possession or under the dominion and control of, the Company as of the Closing and held or intended to be held for sale or use in the ordinary course of the Company’s business. For the avoidance of doubt, “Inventory” is limited to physical inventory under the Company’s control at Closing and expressly excludes (a) any items listed on the FPP Backlog List, and (b) any intangible or non-physical assets. Notwithstanding the foregoing, the value of any used part shall not exceed thirty-five percent (35%) of the distributor net price in respect of such used part; provided, that re-manufactured parts shall be valued as new (not used) at one hundred percent (100%) of distributor net price.

“Knowledge” means, when referring to the “knowledge” of the Company, any Seller Party, or any similar phrase or qualification based on knowledge of the Company, (i) the actual knowledge of either Indirect Equityholder or (ii) the knowledge that either Indirect Equityholder would be expected to have obtained after the exercise of reasonable diligence and due inquiry.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, ordinance, code, rule, regulation, order, constitution, certification standard, accreditation standard, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

“Liability” means any indebtedness, Taxes, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Liens” means all liens, security interests, claims, mortgages, pledges, assessments, covenants, burdens and other encumbrances of every kind.

“Open Source Software” means any Software that contains or is derived in any manner (in whole or in part) from any Software, code or libraries that are distributed as open source software or under any licensing or distribution models similar to open source, including any Software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including any Software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative (www.opensource.org), and any similar license or distribution model.

“Order” means any order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with the nature, scope and magnitude of the past custom and practice (including with respect to quantity and frequency) of the Company.

“Parent” means Capstone Green Energy Holdings, Inc., a Delaware corporation.

“Party” means any party to this Agreement.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions and extensions thereof.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-65 and 2021-11).

“Permits” means permits, licenses, registrations, qualifications, certifications, approvals and authorizations by or of Governmental Authorities or any other Person who has licensed, qualified or certified any of the products or services of the Company.

“Permitted Lien” means (a) Liens for Taxes that are not yet due and payable or for Taxes which are being contested in good faith by appropriate Proceedings, in each case for which adequate reserves have been made with respect thereto in accordance with GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ Liens incurred in the Ordinary Course of Business securing amounts that are not past due, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, and (d) Liens created by or through Buyer upon or after the Closing.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

“Pre-Closing Tax Accrual” means, with respect to any jurisdiction, an amount (which amount shall not be less than zero) equal to the Liability for Taxes of the Company unpaid as of the Closing Date with respect to Pre-Closing Tax Periods and Straddle Periods, and determined as of the end of the day on the Closing Date; provided, that for purposes of computing the Pre-Closing Tax Accrual, (a) in the case of any Straddle Period, Liability for Taxes shall be apportioned to the pre-Closing portion of such Straddle Period in accordance with Section 8.2(a), (b) Tax assets shall be excluded (except as provided in clause (d) herein), (c) any Liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions shall be included, (d) any overpayments of Income Taxes (and any payments of estimated Income Taxes) for any taxable period shall be taken into account, but only to the extent they have the effect of reducing (but not below zero in the applicable jurisdiction or for the applicable taxpaying entity) the particular current Liabilities in respect of Income Taxes in respect of which such overpayments or estimated payments, as applicable, were made, (e) any deferred Liabilities in respect of Income Taxes under Section 965 of the Code (or any corresponding or similar provision of applicable Law) shall be included, (f) Taxes for any taxable period resulting from deferred revenue, prepaid amounts or under Section 481 of the Code (or any corresponding or similar provision of applicable Law) as a result of a change in, or use of an improper, accounting method for Tax purposes shall be included, (g) any Taxes attributable to cash basis receivables (net of any related payables) of the Company that have not yet been taken into income as of the Closing (excluding any such receivables that are accelerated into income of Seller in connection with the Closing) shall be included, and (h) all Taxes arising (or that would arise) from the settlement, repayment, retirement, cancellation or elimination of any intercompany balance or excess loss account relating to the Company existing on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any Law) shall be included.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, suit, proceeding, known or unknown investigation, inquiry, arbitration, mediation, claim or audit.

“Related Party” means (a) each Seller Party, (b) each officer, director, manager or other fiduciary of the Company or any Seller Party, (c) each parent, spouse, child or sibling of a Seller Party, (d) each trust for the benefit of any of the foregoing and (e) each Affiliate of any of the foregoing (other than the Company members).

“Related Party Transaction” means any Contract, arrangement or transaction between the Company, on the one hand, and any Related Party (other than another member of the Company), on the other hand.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

“Seller Taxes” means, without duplication, (a) any and all Taxes imposed on any Seller Party for any taxable period, (b) any and all Taxes of or imposed on the Company for any and all Pre-Closing Tax Periods and any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 8.2(a)(ii)), (c) any and all Taxes imposed solely and directly in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), (d) Taxes for which the Company becomes liable by reason of (A) being a member of an affiliated, combined, consolidated, unitary or aggregate group at any time prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provision under any state, local or foreign Law, (B) being a successor-in interest or transferee of any other Person, by any Law or otherwise, which Taxes relate to an event or transaction occurring prior to Closing, or (C) having an obligation to indemnify any other Person under any Tax Sharing Agreement that was executed or in effect at any time prior to Closing and (e) any and all Taxes for which any Seller Party is liable pursuant to Section 8.2(a). For the avoidance of doubt, “Seller Taxes” shall include any Tax liability of Buyer or the Company resulting from an adjustment pursuant to Section 481 of the Code as a result of a change in method of accounting in a Pre-Closing Tax Period.

“Seller Transaction Expenses” means, as of the Closing, (a) all of the fees, costs and expenses incurred by any Seller Party or the Company in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses payable to attorneys, financial advisors, accountants insurance or benefits brokers or any other professional advisors and all obligations under any engagement letter or other agreement with any investment banker or broker (but excluding any amounts paid by the Company to its accountants in connection with the Audit described in Section 8.5, which shall not be Seller Transaction Expenses), (b) all payments by any Seller Party or the Company to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement, (c) all obligations that (i) become payable prior to the Closing or (ii) arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement under any Contract or Employee Benefit Plan in effect on or before the Closing Date, including all commission, sales, transaction, change of control, retention, “stay,” severance, stock appreciation, phantom stock or similar obligations, bonuses or payments or any other accelerations of or increases in rights or benefits, and all Taxes that are payable in connection with or as a result of the satisfaction of such obligations, (d) any payroll or other Tax required to be withheld or paid in connection with any compensation paid in connection with or anticipation of the Closing (including, for the avoidance of doubt, the employer-paid portion of any payroll, insurance, Social Security and other similar Taxes), (e) all costs incurred to obtain the Tail Policies, (f) any Transfer Taxes, and (g) the aggregate amount of all obligations of the Company in connection with any lease or installment purchase contracts entered into by the Company for the Seller Vehicles, to the extent not paid by the Seller Parties prior to Closing.

“Seller Vehicles” means (i) the 2025 Mercedes G-Class SUV, with VIN # W1NWH1AB6SX012181 and (ii) the 2025 Toyota Sequioa, with VIN # 7SVAAABA1SX059250.

“Shareholders’ Agreement” means that certain Cal Microturbine, Inc. Shareholders’ Agreement, dated as of March 6, 2019, by and among the Indirect Equityholders and Tara Elliot.

“Software” means computer programs, including software implementation of algorithms, models and methodologies, applications, routines, interfaces, whether in source code, object code, or human readable or other form, including firmware, operating systems, specifications and database software that is accessed using computer programs, and all documentation, including user manuals and training manuals, related to any of the foregoing.

“Specified Matters” means each of the following: (i) the Arbitration and (ii) the State Court Action.

“State Court Action” means Cal Microturbine, Inc. v. Capstone Green Energy Corporation, LASC Case No. 25STCV04008 (Cal. Super. Ct. Feb. 13, 2025), which includes all claims made therein by the Company and all counter-claims made thereto by Capstone Green Energy Corporation.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Tax” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not disputed, in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) Liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” means any return, notice, declaration, report, property rendition, election, claim for refund, information return or statement or other document that is filed with or submitted to, or required to be filed with or submitted to any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten

(including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Document” means this Agreement, and any agreement, document, certificate or instrument attached hereto or delivered pursuant to or in connection with this Agreement.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

Article 2
PURCHASE AND SALE
2.1Purchase and Sale. On the terms and subject to the conditions herein set forth, at the Closing and in exchange for the Purchase Price, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all right, title and interest in the Company Equity Securities, free and clear of any and all Liens, and Buyer hereby acquires from Seller all right, title and interest in the Company Equity Securities, free and clear of any and all Liens.
2.2Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Company Equity Securities and the rights and benefits conferred herein (the “Purchase Price”) shall be an amount equal to (a) $10,000,000 (the “Base Amount”), which includes the Post-Closing Payments to be made to Seller pursuant to Section 2.4(a), plus (b) the sum of the Post-Closing Payments to be paid to Seller pursuant to Section 2.4(b).
2.3Payments at Closing. On the terms and subject to the conditions set forth herein, at the Closing:
(a)Buyer shall pay (or cause to be paid) to the applicable obligees thereof, on behalf of the Company and the Seller Parties and for their account, the amount of all Seller Transaction Expenses set forth on Schedule 2.3(a); and
(b)Buyer shall pay (or cause to be paid) to Seller in cash an aggregate amount equal to (i) the Base Amount, minus (ii) the amount of all Seller Transaction Expenses as set forth on Schedule 2.3(a), minus (iii) the Post-Closing Payments to be paid to Seller pursuant to Section 2.4(a). Such payment shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by Seller not less than two (2) Business Days prior to the Closing Date.  For the avoidance of doubt, no payments under Section 2.4(b) shall be paid at Closing.

2.4Post-Closing Payments.
(a)Buyer shall pay, or cause to be paid, to Seller the aggregate sum of $4,000,000, in the following installment amounts, in each case within fifteen (15) days of the specified payment date, each of which shall be paid in immediately available funds by wire transfer to the account designated by Seller: (i) January 1, 2026, an amount equal to $166,667; (ii) February 1, 2026, an amount equal to $166,667; (iii) March 1, 2026, an amount equal to $166,667; (iv) April 1, 2026, an amount equal to $166,667; (v) May 1, 2026, an amount equal to $166,667; (vi) June 1, 2026, an amount equal to $166,667; (vii) July 1, 2026, an amount equal to $166,667; (viii) August 1, 2026, an amount equal to $166,667; (ix) September 1, 2026, an amount equal to $166,667; (x) October 1, 2026, an amount equal to $166,667; (xi) November 1, 2026, an amount equal to $166,667; (xii) December 1, 2026, an amount equal to $166,667; (xiii) January 1, 2027, an amount equal to $166,667; (xiv) February 1, 2027, an amount equal to $166,667; (xv) March 1, 2027, an amount equal to $166,667; (xvi) April 1, 2027, an amount equal to $166,667; (xvii) May 1, 2027, an amount equal to $166,667; (xviii) June 1, 2027, an amount equal to $166,667; (xix) July 1, 2027, an amount equal to $166,667; (xx) August 1, 2027, an amount equal to $166,667; (xxi) September 1, 2027, an amount equal to $166,667; (xxii) October 1, 2027, an amount equal to $166,667; (xxiii) November 1, 2027, an amount equal to $166,667; and (xxiv) December 1, 2027, an amount equal to $166,659.
(b)After the Closing Date and on the terms and subject to the conditions of this Agreement, Buyer shall pay to Seller the following amounts (together with the payments set forth in Section 2.4(a), the “Post-Closing Payments”): (i) an amount equal to fifteen percent (15%) of all cash received by the Company or Buyer after the Closing Date and on or before March 7, 2026, in respect of purchase orders signed prior to the Closing Date and set forth on Schedule 2.4(b)(i), such payments to Seller to be made not later than the fifteenth (15th) day of the month immediately following the month in which such cash was received; and (ii) an amount equal to ten percent (10%) of all cash received by the Company or Buyer, on or before March 7, 2026, in respect of the transactions set forth on Schedule 2.4(b)(ii), such payments to Seller to be made not later than the fifteenth (15th) day of the month immediately following the month in which such cash was received. For the avoidance of doubt, (x) except for the payments set forth in this Section 2.4(b), Seller shall not be entitled to any other payment of any kind in respect of any purchase order, customer contract, or transaction entered into or consummated after the Closing Date, and (y) Seller shall not be entitled to any amounts received by Buyer after March 7, 2026, in each case other than in respect of amounts payable to Seller pursuant to Section 2.4(a).
(c)Except as otherwise set forth in Section 2.5, any Post-Closing Payments required to be paid by Buyer and not paid on or before the applicable date set forth in Section 2.4 shall accrue interest at a rate equal to eight percent (8%) per annum.
2.5Additional Agreements.
(a)Post-Closing Conduct of Business. Buyer acknowledges that Seller’s opportunity to receive Post-Closing Payments is an integral part of the transactions contemplated by this Agreement, and the Seller Parties would not have entered into this Agreement but for such opportunity. Notwithstanding the foregoing, the Parties acknowledge and agree that from and after the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company. Seller acknowledges and agrees that neither Buyer nor any of its Affiliates owe any fiduciary duty to any Seller Party; provided that Buyer shall not take any action, or refrain from acting, with the primary intent of reducing or materially delaying the Post-Closing Payments.
(b)Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid to Seller pursuant to Section 2.4 the amount of any Adverse Consequences to which any Buyer Indemnified Party is entitled under Article 6 of this Agreement (i) pursuant to a final settlement among the applicable Indemnifying Parties and the applicable Indemnified Parties or (ii) upon a final, non-appealable adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by an Indemnifying Party to a Buyer Indemnified Party.
(c)No Security. The Parties understand and agree that (i) the rights to receive the payments pursuant to Section 2.4 shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, the Company or any other entity, (ii) no Seller Party shall have any rights as an equity holder of Buyer, the Company or any other entity as a result of such Seller Party’s right to receive the payments contemplated by Section 2.4 and (iii) no interest is payable with respect to any payments contemplated by Section 2.4.
(d)Subordination. Each Seller Party acknowledges that Buyer has incurred, and may in the future incur, outstanding indebtedness and related obligations to third party lenders, including related to potential re-financings of any outstanding indebtedness and related obligations, and agrees that the Post-Closing Payments may be delayed (but not cancelled) without penalty by the restrictions on payment set forth in the debt financing agreements with respect to such indebtedness and related obligations. Each Seller Party agrees to subordinate its rights under this Agreement to the rights of Buyer’s third party lenders on customary terms reasonably acceptable to such lenders.
(e)Tax Treatment. The payments contemplated by Section 2.4 are intended to be treated as eligible for installment method reporting under Section 453 of the Code; provided, that a portion of any such payment amount may be treated as imputed interest, and the Parties shall file their respective Tax Returns accordingly, unless a contrary treatment is required by Law.
2.6Vehicle Leases.
(a)Buyer agrees to cause the Company to use commercially reasonable efforts to promptly remove R. Brown as Co-Lessee under the Closed-End Motor Vehicle Lease Agreement, dated as of February 20, 2025, with respect to the 2025 Tacoma.
(b)Buyer acknowledges and agrees that all leases and installment purchase contracts entered into by the Company for the Company Vehicles will not be paid off at Closing and will remain liabilities of the Company; provided that Buyer shall pay off the lease and installment purchase contract for the 2025 Tacoma at Closing. The 2025 Tacoma will remain in the Company’s possession from and after Closing.
(c)Seller acknowledges and agrees that all lease and installment purchase contracts entered into for the Seller Vehicles will be paid off at Closing at Seller’s expense and will in no event be liabilities of the Company.
2.7Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Company and their respective Affiliates is entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law for remittance to the applicable Governmental Authority; provided, however, with respect to any payment of the Purchase Price, Buyer shall provide reasonable notice to Seller or such other Person of its intent to so withhold and shall reasonably cooperate with and give the applicable Seller Party or such other Person an opportunity to mitigate such withholding. To the extent that amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary, any payments or portions thereof in connection with this Agreement that constitute wages or compensation to any service provider of the Company shall be funded to the Company for payment in accordance with the Company’s customary payroll practices and shall be subject to withholding and deduction therefrom for any payroll, employment or other Taxes with respect thereto.
Article 3
REPRESENTATIONS AND WARRANTIES with respect to THE SELLER PARTIES

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller Parties jointly and severally represent and warrant to Buyer as of the date hereof as follows:

3.1Organization; Good Standing; Authorization. Seller is duly organized, validly existing and in good standing under the Laws of the State of California. The Indirect Equityholders are each natural persons that are residents of the State of California. Each Seller Party has all requisite capacity, power and authority to execute, deliver and perform such Seller Party’s obligations under this Agreement and each of the other Transaction Documents to which such Seller Party is a party. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller Party is party, the performance by such Seller Party of such Seller Party’s obligations hereunder and thereunder and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly authorized, and no other proceeding on the part of any Seller Party is necessary. This Agreement and the other Transaction Documents to which such Seller Party is party have been duly executed and delivered by such Seller Party and constitute the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, and the availability of equitable remedies.

3.2Title to the Company Equity Securities. Seller has the sole voting power and sole power of disposition with respect to all of the Company Equity Securities, with no limitations, qualifications or restrictions on such rights and powers. The Trust has the sole voting power and sole power of disposition with respect to all of the Equity Securities of Seller. Except as set forth on Schedule 3.2(a), the Indirect Equityholders are the sole beneficiaries and sole trustees of the Trust. The Company Equity Securities will be transferred to Buyer pursuant to this Agreement, free and clear of any Liens except for restrictions under applicable state and federal securities laws. Other than this Agreement, except as set forth on Schedule 3.2(b), no Seller Party is subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of any of the Company Equity Securities.
3.3Consents and Approvals. Except as set forth on Schedule 3.3, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by any Seller Party in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.
3.4No Violation. The execution, delivery and performance by each Seller Party of this Agreement and the other Transaction Documents to which any Seller Party is a party and the consummation of the transactions contemplated hereby and thereby will not:
(a)except as set forth on Schedule 3.4(a), result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of any Seller Party or the Company under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which any Seller Party or the Company or any of his, her or its assets may be bound or affected;
(b)violate or conflict with any Law;
(c)violate any provision of the charter documents, limited liability company agreement or similar organizational documents of any Seller Party; or
(d)result in the creation or imposition of any Lien upon the Company or any of its assets.
3.5No Brokers or Finders. No Seller Party nor any of their respective Affiliates have retained any broker or finder or agreed to pay, or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

3.6Litigation. There are no Proceedings pending or, to any Seller Party’s Knowledge, threatened against or affecting any Seller Party, or any properties or rights of any Seller Party, that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Transaction Documents, and, to the Seller Parties’ Knowledge, no such Proceeding may be validly asserted.
3.7No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 and Article 4, no Seller Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Seller Party.
Article 4
REPRESENTATIONS AND WARRANTIES with respect to THE COMPANY

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller Parties jointly and severally represent and warrant to Buyer as of the date hereof as follows:

4.1Organization; Good Standing; Authorization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Company has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 4.1(a), which are all of the jurisdictions in which the nature of its business or assets requires the Company to so qualify, except as set forth on Schedule 4.1(b). Complete and correct copies of the charter documents, limited liability company agreement or similar organizational documents of the Company and all amendments thereto have been made available to Buyer.
4.2Capitalization. The Company Equity Securities constitute one hundred percent (100%) of the Equity Securities of the Company, and Seller is the sole record and beneficial owner of all of the Company Equity Securities. All of the Company Equity Securities have been validly issued. The Company does not have any outstanding Equity Securities or any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require the Company to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, and there are no agreements containing profit participation or phantom equity features with respect to the Company. The Company does not own or otherwise hold, directly or indirectly, any Equity Securities in any Person, nor does the Company have the direct or indirect right or obligation to acquire any Equity Securities of any Person. The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities, or any options, warrants or rights to directly or indirectly subscribe for or purchase its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities. Except as set forth on Schedule 4.2, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of the Company. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities, or other securities directly or indirectly convertible into or exchangeable for its Equity Securities, or any options, warrants or rights to directly or indirectly subscribe for or purchase its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities. No Equity Securities, or any securities directly or indirectly convertible into or exchangeable for Equity Securities, or any options, warrants or rights to directly or indirectly subscribe for or purchase Equity Securities, or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, of the Company are subject to, or have been issued in violation of, preemptive or similar rights.

4.3Consents and Approvals. Except as set forth on Schedule 4.3, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person, including any party to any Contract, is required to be made or obtained by the Company or any Seller Party in connection with the authorization, execution, delivery and performance by the Company or Seller of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby, except for actions required solely due to the identity of Buyer or Parent.
4.4No Violation. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:
(a)result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of the Company under, any Contract, to the extent any of the foregoing could reasonably be expected to be material to the Company;
(b)violate or conflict with any Law applicable to the Company;
(c)violate any provision of the charter documents, limited liability company agreement or similar organizational documents of the Company; or
(d)result in the creation or imposition of any Lien upon any of the Company Equity Securities.
4.5Brokers or Finders. Neither the Company nor any of its Affiliates has retained any broker or finder or agreed to pay, or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or in the Transaction Documents.
4.6Financial Statements; Financial Data; Indebtedness and Cash.
(a)Attached as Schedule 4.6(a) are copies of (i) the unaudited balance sheets of the Company as of December 31, 2024, December 31, 2023 and December 31, 2022, and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows for each of the years then ended (the financial statements as of, and for the period ended, December 31, 2024, the “2024 Financial Statements”), and (ii) the unaudited balance sheet of the Company as of April 30, 2025 (the “Balance Sheet”), and the related unaudited statements of members’ equity and cash flows for the four (4) months then ended ((i) and (ii) collectively, the “Financial Statements”).
(b)Except as set forth on Schedule 4.6(b), the Financial Statements (including the notes thereto) (A) have been prepared in accordance with the Accounting Principles consistently applied as of the dates, and throughout the periods, covered thereby, (B) present fairly the assets, liabilities and financial condition of the Company as of such dates and the results of operations and other comprehensive income, members’ equity and cash flows of the Company for such periods, and (C) are true, accurate and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects), subject to (A) the absence of ordinary course footnote disclosures which are not, individually or in the aggregate, material to the Company, and (B) changes resulting from normal year-end adjustments that were not and are not in a material amount.
(c)The Indebtedness of the Company as of the Closing is set forth on Schedule 4.6(c). As of immediately prior to the Closing the Company’s bank accounts set forth on Schedule 4.23(a) contain, and as of immediately after the Closing the Company’s bank accounts set forth on Schedule 4.23(a) will contain, at least $7,250,000 in unrestricted cash.
4.7Absence of Undisclosed Liabilities. The Company does not have any Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet; (b) Liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than Liabilities relating to any breach or any fact or circumstance that with notice, lapse of time or both would result in a breach thereof by the Company or that are otherwise not, individually or in the aggregate, material to the Company); and (d) Liabilities specifically set forth on Schedule 4.7.
4.8Absence of Changes or Events. Since December 31, 2024 (the “Reference Date”), there has not been any one or more related or unrelated changes, events, developments or circumstances which, individually or in the aggregate, have had, or could reasonably be expected to have, an effect that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), operations or results of operations, prospects, cash flows or employee, client or customer relations of the Company. Except as set forth in the applicable subsection of Schedule 4.8, since the Reference Date, the Company has conducted its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in the applicable subsection of Schedule 4.8, since the Reference Date:
(a)the Company has not cancelled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waived any other rights held by the Company;

(b)the Company has not created, incurred, assumed or guaranteed any Indebtedness;
(c)no party has terminated, cancelled, amended, modified or accelerated any Material Contract;
(d)no Liens, other than Permitted Liens, have been imposed on any of the assets of the Company;
(e)the Company has not issued, sold or otherwise disposed of any of its Equity Securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities;
(f)the Company has not made or rescinded any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting (except as required by a change in Law), filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit to the Company, Buyer or their respective Affiliates; and
(g)the Company has not entered into any agreement, understanding or commitment to do any of the foregoing.
4.9Assets. Except as set forth on Schedule 4.9(a), the Company owns good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held for use in connection with its business (the “Assets”), free and clear of any and all Liens other than the Permitted Liens reflected in the Financial Statements. The tangible and intangible assets and property to which the Company has good and marketable title to, or a valid right to use, are sufficient to enable the business of the Company to be conducted immediately after the Closing in the same manner as the business of the Company has been conducted since December 31, 2023. All material items of tangible personal property owned or leased by the Company are in good operating condition and repair consistent with industry standards, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Assets is located anywhere other than at the Leased Real Property, except as set forth on Schedule 4.9(b). None of the Seller Parties holds title to or otherwise owns or holds any Assets or other tangible or intangible assets used or held for use in connection with the Company’s business.
4.10Intellectual Property Rights; IT and Data Security.
(a)Schedule 4.10(a) contains a description and list of all items of applied-for and registered, and material unregistered, Intellectual Property owned by the Company (indicating for each, as applicable, the owner, jurisdiction, registration number or application number, registrar, and date issued or, if not issued, date filed) (collectively, the “Company-Owned Intellectual Property”).
(b)Schedule 4.10(b)(i) contains a list of all Intellectual Property licensed to the Company (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrink-wrap or “click-to-accept” end-user non-negotiated agreements with a replacement cost and/or annual license fee of less than $5,000) and any license or other agreement relating thereto. Schedule 4.10(b)(ii) contains a list of all Intellectual Property licensed by the Company to any Person and any license or other agreement relating thereto. The Company is in material compliance with the terms of the Intellectual Property licenses, including the licenses to the Intellectual Property set forth on Schedule 4.10(b)(i) and Schedule 4.10(b)(ii). Immediately following the Closing, the Company will be permitted to exercise all of its rights in, to and under all Intellectual Property set forth on Schedule 4.10(b)(i) to the same extent the Company would have been able to had the transactions contemplated by this Agreement or the Transaction Documents not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company would otherwise be required to pay for the use of such Intellectual Property in the Ordinary Course of Business.
(c)The Company exclusively owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license set forth on Schedule 4.10(b)(i), the Company-Owned Intellectual Property and all Intellectual Property material to, necessary for or used in the operation of its business as presently conducted, free and clear of all Liens (the “Company Intellectual Property”). The Company has not transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to a third party. No Intellectual Property owned by the Company is subject to any Material Contract with a third party pursuant to which the Company has deposited, or would be required to deposit, into escrow any of the Company Intellectual Property for the benefit of such third party. All employees of the Company who have contributed to the development, update, creation, invention, or authorship of any Company-Owned Intellectual Property have (i) assigned ownership of such Company-Owned Intellectual Property to the Company through a written agreement or by operation of law and (ii) have agreed to not disclose Confidential Information of the Company to any third party or make any improper use of such Confidential Information. All assignments to the Company of any Intellectual Property have been properly executed and recorded. True, correct and complete copies of all such assignments and agreements, or a representative copy of the form of such assignments and/or agreements, have been provided to Buyer. To the Company’s Knowledge, none of the Company Intellectual Property owned by or exclusively licensed to or purported to be owned by or exclusively licensed to the Company is invalid or unenforceable in whole or in part. No loss or expiration of any of the Company Intellectual Property is pending, reasonably foreseeable or to the Company’s Knowledge threatened, except for Patents expiring at the end of their statutory term. The Company has taken all actions necessary or reasonably advisable, performed all customary or prudent acts, recorded or filed all documents and paid all fees and Taxes (to the extent applicable) required or reasonably advisable to protect and maintain in full force and effect the Company Intellectual Property. None of the Seller Parties owns any Intellectual Property that is used in any way by the Company.

(d)Except as set forth on Schedule 4.10(d), during the past five (5) years (i) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company and there is no basis for any such claim, (ii) the Company has not received any written notices, and there are no facts, to the Company’s Knowledge, which indicate a likelihood, of any infringement, violation or misappropriation by, or conflict with, the Company or any other Person with respect to any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of the business of the Company as currently conducted and the sale, licensing and use of the Company Intellectual Property as currently used in connection with the business of the Company has not, and does not, infringe, misappropriate, violate or conflict with any Intellectual Property of any other Person, (iv) the Company has not engaged, and is not engaging, in unfair competition prohibited by Law against any third party, (v) to the Company’s Knowledge, the Intellectual Property owned by or licensed to the Company has not been, and is not being, infringed, misappropriated, violated or conflicted by any other Person and (vi) to the Company’s Knowledge, no other Person has engaged, or is engaging, in unfair competition prohibited by Law against the Company.
(e)The Company has not received any government or academic institution funding for research and development projects that (i) grants rights in the Company-Owned Intellectual Property to the funding entity, (ii) imposes any restrictions that are still in effect in respect of an assignment, license or any other disposition or grant of interest in the Company-Owned Intellectual Property, or (iii) includes any repayment obligations in respect of the funding received which will be triggered following the consummation of the transactions contemplated herein.
(f)No Company-Owned Intellectual Property and, to the Company’s Knowledge, no other Company Intellectual Property, is subject to any Order or “march-in” rights which may restrict or otherwise limit the use, transfer, validity, enforceability, scope, disposition or exploitation thereof or any right, title or interest of the Company with respect thereto.
(g)The Company has taken commercially reasonable measures to protect and preserve the security and confidentiality of all trade secrets included in the Company-Owned Intellectual Property. To the Company’s Knowledge, there has been no unauthorized access to or disclosure of any material trade secrets included in the Company-Owned Intellectual Property to any Person in a manner that has resulted or is likely to result in the loss of rights in and to such trade secrets.
(h)During the past five (5) years, the Company has complied with all applicable licenses with respect to Open Source Software in connection with any proprietary Software of the Company. The Company has not (i) incorporated Open Source Software into, or combined or linked Open Source Software with, any Company Software or (ii) distributed Open Source Software in conjunction with any Company Software, in such a way that, with respect to the foregoing clause (i) or (ii), requires, as a condition of use, modification or distribution of such Open Source Software, that other Software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.
(i)The Company has sufficient rights to use all computer systems, including the Software, hardware and networks (collectively, the “Systems”). The Systems currently used by the Company are sufficient for the current needs of the business of the Company, including as to capacity and ability to process current peak volumes in a timely manner. Immediately following the Closing, the Company will be permitted to exercise all of its rights in and to such Systems to the same extent the Company would have been able to had the transactions contemplated by this Agreement and the Transaction Documents not occurred, and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company would otherwise be required to pay for the use of such Intellectual Property in the Ordinary Course of Business. In the past five (5) years, there have been no bugs in, or breaches, failures, breakdowns or continued substandard performance of, any Systems that have caused a disruption or interruption in or to the use of such Systems by the Company or the conduct of its business. The Company has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities regarding the Systems consistent with industry best practices. The Company has complied with all material terms of use, terms of service, and all associated policies and guidelines relating to their respective use of any social media platforms, sites, or services in the conduct of the business of the Company (collectively, “Platform Agreements”). There are no actions pending or, to the Company’s Knowledge, threatened alleging (i) any breach or other violation of any Platform Agreement by the Company or (ii) defamation, any violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media or its websites in the conduct of the business of the Company.
(j)During the past five (5) years, the Company’s use and dissemination of any personally-identifiable information (“PII”) concerning individuals, including PII of any tenants of the Company’s customers or clients, complies in all material respects with all applicable privacy policies, terms of use, Laws, and contractual obligations applicable to the Company or to which the Company is bound. The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical, and physical safeguards that are commercially reasonable and, in any event, complies in all material respects with all applicable Laws and contractual obligations applicable to the Company or by which the Company is bound. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used, handled or processed by the Company. The transactions contemplated herein and in the Transaction Documents will not, as of the Closing, violate any privacy policy, terms of use, Laws or contractual obligations relating to the use, dissemination, or transfer of any data or information.
(k)The Company has taken commercially reasonable steps to maintain the confidentiality and security of all Confidential Information provided to it by its customers and clients and the Company has otherwise complied in all material respects with the obligations relating to confidentiality and security required by its customers and clients. During the past five (5) years, the Company has not received written notice, allegation or claim of, and, to the Company’s Knowledge, there has been no, unauthorized access to, disclosure of or use of any customer’s or client’s information in possession of the Company that required notification to the customer or client under any Material Contract or data breach notification Law. The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of its information technology systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption.
4.11Contracts.
(a)Schedule 4.11(a) is a list (by reference to the applicable subsection hereof) of the following Contracts (collectively, the “Material Contracts”):
(i)all Contracts that require the Company to pay, or entitle the Company to receive, or could result in obligations of the Company in the amount of, $25,000 or more in any twelve (12) month period or $75,000 or more in the aggregate which is not cancelable with less than ninety (90) days’ notice;
(ii)all Contracts that restrict the Company or any of its present or future Affiliates from (A) competing with or engaging in any business activity anywhere in the world or (B) soliciting for employment, hiring or employing any Person;
(iii)all Contracts for acquisitions or dispositions (whether by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company (A) has continuing obligations or rights or (B) was party to in the last five (5) years;
(iv)all Contracts of the Company concerning joint venture or partnership agreements, or the sharing of profits;
(v)all Contracts whereby the Company leases, subleases, licenses or otherwise holds any rights to use or occupy any interest in real property or pursuant to which the Company has guaranteed any of the foregoing obligations (the “Real Property Leases”);
(vi)any contract or series of related contracts under which the Company has incurred outstanding Indebtedness funded by any Person or guaranteed the outstanding Indebtedness funded by any other Person;
(vii)all Contracts with the Company, on the one hand, and any Governmental Authority, on the other hand (and to the extent any such Contract involves a small business or other preferential “set aside”, such “set aside” shall be noted on Schedule 4.11(a)(vii));
(viii)all Contracts pursuant to which the Company leases, is licensed or otherwise authorized to use or distribute any Intellectual Property of any other Person (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrink-wrap or “click-to-accept” end-user non-negotiated agreements with a replacement cost and/or annual license fee of less than $5,000) or which otherwise affect the ability of the Company to use any Company Intellectual Property material to its business as currently conducted;
(ix)all Contracts pursuant to which the Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Company Intellectual Property;
(x)all Contracts of the Company that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts or rebates;
(xi)all collective bargaining agreements entered into by the Company either currently in effect or with respect to which the Company has continuing obligations;
(xii)all Contracts of the Company with respect to the employment or retention of any individual on a full-time, part-time, consulting, temporary or other basis or providing severance benefits (including through any staffing agency) (other than offer letters setting forth the terms of an at-will employment arrangement) which are not cancellable without material penalty or without more than thirty (30) days’ notice;
(xiii)all Contracts with any subcontractor, staffing agency, or other Person who employs and/or supplies labor for or in connection with projects of the Company that require the Company to pay $25,000 or more in any twelve (12) month period;
(xiv)all Contracts of the Company with Top Suppliers or Top Customers;
(xv)all Contracts of the Company which were awarded based on (in whole or in part) any preferential “set aside” including “small business,” “minority ownership,” or “veteran owned”;
(xvi)all Contracts with respect to the lease of personal property in excess of $10,000 per annum or $25,000 in the aggregate;
(xvii)all Contracts that, together with any related Contracts, provide for capital expenditures in excess of $10,000 for any single project or related series of projects (including a schedule of the amount of capital expenditures provided for pursuant to each such Contract);
(xviii)all Contracts with a term of more than twelve (12) months from the date hereof (unless terminable by the Company without payment or penalty upon no more than thirty (30) days’ prior notice); and
(xix)all other Contracts to which the Company is subject that are otherwise material to the Company, taken as a whole.
(b)Complete and correct copies of the Material Contracts, together with all modifications and amendments thereto, have previously been delivered to Buyer. Each of the

Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses. Except as set forth on Schedule 4.11(b), the Company is not in breach or default, nor, to the Company’s Knowledge, has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by the Company of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such Material Contract and, to the Company’s Knowledge, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company under, or in any manner release any party thereto from any obligation under, any Material Contract.
(c)Except as set forth on Schedule 4.11(c), since the Reference Date, neither the Company nor any Seller Party has been notified in writing by any counterparty to any Material Contract that such counterparty is terminating or intends to terminate such Material Contract.
(d)Except as set forth on Schedule 4.11(d), since the Reference Date, neither the Company nor any Seller Party has modified, supplemented or amended any Material Contract, or waived performance by any other party thereto of any covenant thereunder.
(e)During the past five (5) years, except as set forth on Schedule 4.11(e), no party to any Material Contract has challenged or disputed any Material Contract or to the Company’s Knowledge otherwise taken any action against any Seller Party or the Company (in writing or otherwise) which would be reasonably likely to result in an adverse effect on such Material Contract.
4.12Litigation. Except as set forth on Schedule 4.12(a), there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company, the Leased Real Property or any of the current or former officers, directors, managers, or employees of the Company related to the Company or its operations, nor, to the Company’s Knowledge, is there any reasonable basis for any such Proceeding. Except as set forth on Schedule 4.12(b), there are no Proceedings pending or, to the Company’s Knowledge, threatened by the Company. Schedule 4.12(c) sets forth a list and description of all Proceedings made, filed, otherwise initiated or, to the Company’s Knowledge, threatened in connection with the Company or any of the current or former officers, directors, managers, or employees of the Company related to the Company or its operations that has been resolved in the past five (5) years. Schedule 4.12(d) sets forth any Order to which the Company is subject.
4.13Compliance with Applicable Laws. The Company is in compliance with all Laws in connection with the conduct, ownership, use, occupancy or operation of its business and the Assets, and neither the Company nor any Seller Party has received notice during the past three (3) years of any actual or alleged violation of any Law. For purposes of this Section 4.13, notice shall include any request for information in connection with a government inquiry, potentially responsible party letter, notice of violation or potential violation, demand letter, complaint or claim from any Governmental Authority or third party.

4.14Licenses and Permits. The Company holds, has at all times held, and immediately following the Closing will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of its business or the Assets, except where the failure to hold such Permits would not be material to the Company. The Company is and at all times has been, in compliance with all such Permits, and neither the Company nor any Seller Party has received any written notice to the contrary during the past three (3) years. All such Permits are identified on Schedule 4.14 and complete and correct copies thereof have been made available to Buyer.
4.15Health, Safety and Environment.
(a)The Company is, and at all times has been, in compliance with all Environmental and Safety Requirements applicable to the Company.
(b)The Company has not been subject to, or received any written notice of, any Proceeding related to the presence or alleged presence of Hazardous Materials in, under or upon or migrating to or from any real property currently or formerly owned, leased or used by (i) the Company or any of its predecessors or (ii) any Person that has, at any time, transported, treated, stored or disposed of Hazardous Material on behalf of the Company or any of its predecessors at, to, or from any real property currently or formerly owned, leased or used by the Company or its predecessors.
(c)There has been no Release or threatened Release of any Hazardous Material on, at, under, to or about any real property currently owned, leased or used by the Company, and to the Company’s knowledge, any real property formerly owned, leased or used by the Company or any of its predecessors. No facts, circumstances or conditions otherwise exist with respect to any real property currently owned, leased or used by any of the Company’s predecessors, that could reasonably be expected to result in the Company incurring any Liability under any Environmental and Safety Requirements.
(d)There (i) are no present events, conditions, circumstances, activities, practices, incidents, or actions, with respect to any period of time during which the Company owned, leased or used any real property in the conduct of its business, and (ii) there have been no past events, conditions, circumstances, activities, practices, incidents, or actions, to the Company’s Knowledge, with respect to any period of time during which the Company did not own, lease, or use any real property in the conduct of its business, in either case, that would reasonably be expected to (x) interfere with or prevent continued compliance by the Company with any Environmental and Safety Requirements applicable to the Company or (y) form the basis of any Proceeding against or involving the Company, any real property presently or previously owned, leased, or used by the Company or their predecessors, or any off-site disposal or treatment site used by or on behalf of the Company or any of its predecessors under any Environmental and Safety Requirements or related common law theories.
(e)The Company has not undertaken or assumed (by operation of law or otherwise) any Liability, or provided an indemnity, with respect to any Liability for any third party related to any Environmental and Safety Requirements or Hazardous Material.

(f)There are no underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any real property currently or, to the Company’s Knowledge, formerly owned, leased or used by the Company or any of their predecessors, and, to the Company’s Knowledge, the Company’s activities do not expose, and have not exposed, any Person to Hazardous Material in any manner that could result in liability to the Company.
(g)Seller has provided Buyer with complete and correct copies of all environmental assessments, reports, manifests and environmental data in the possession or control of the Seller Parties or the Company pertaining to the Company, its business, the Assets or any real property owned, leased or used at any time in the conduct of the business of the Company, whether generated by the Company or any third party.
4.16Taxes.
(a)All income and other material Tax Returns filed or required to be filed by or with respect to the Company or any Seller Party have been properly prepared and timely filed with the appropriate Governmental Authorities. Such Tax Returns (including information provided therein or with respect thereto) are true, accurate and complete in all material respects and were prepared in compliance with all applicable Laws and regulations. No Seller Party nor the Company is currently the beneficiary of any extension of time within which to file any Tax Return. All material amounts of Taxes due and owing by the Company or any Seller Party or claimed due by any Governmental Authority (whether or not shown on any Tax Return) have been timely paid.
(b)The Company and each Seller Party have (i) withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid, owing or income allocable to any employee, independent contractor, creditor, vendor, customer, equityholder, nonresident or other party, (ii) remitted such withheld amounts to the applicable Governmental Authority, and (iii) complied with all material information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding provisions of applicable Law, including maintenance of required records with respect thereto. The Company and each Seller Party have consistently treated any workers that they treat as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978.
(c)No written claim has been made by any Governmental Authority in any jurisdiction where the Company or any Seller Party does not file Tax Returns that the Company or any Seller Party is, or may be, subject to any Tax by such jurisdiction or required to file Tax Returns as a nonresident. Neither the Company nor any Seller Party has ever had a permanent establishment in any country other than its country of formation or incorporation, as applicable.
(d)Except as set forth on Schedule 4.16(d), no extensions or waivers of any statutes of limitations have been given or requested with respect to any Taxes of the Company or any Seller Party.

(e)The amount of the Company’s Liability for unpaid Taxes (i) for all periods ending on or before the date of the Balance Sheet, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Balance Sheet and (ii) does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) set forth on the Balance Sheet, as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns (and such accruals do not exceed comparable amounts incurred in similar periods in prior years). Since the date of the Balance Sheet, the Company has not incurred any material Liability for any Taxes outside the Ordinary Course of Business.
(f)Schedule 4.16(f) sets forth: (i) each jurisdiction in which the Company is required to file Tax Returns or pay Taxes; (ii) the taxable years of the Company as to which the standard statutes of limitations on the assessment and collection of Taxes have not expired; and (iii) those years, if any, for which examinations by the applicable Governmental Authorities with respect to the Company has been completed.
(g)All deficiencies assessed against the Company or any Seller Party as a result of any examinations by any Governmental Authority have been fully paid.
(h)Neither the Company nor any Seller Party is a party to any Action by any Governmental Authority, and there are no such Actions by any Governmental Authority that are actually pending or, to the Company’s Knowledge, threatened. No Governmental Authority has given written notice of any intention to commence an audit, dispute, examination, investigation or other Action, or assert any deficiency or claim for Taxes relating to the Company.
(i)The Company and Seller have delivered to Buyer copies of all material U.S. federal, state, territorial, local, municipal and non-U.S. Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2020.
(j)There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company.
(k)Neither the Company nor any Seller Party is a party to, or bound by, or has any potential Liability (for Taxes or otherwise) to any Person as a result of, or pursuant to, any Tax Sharing Agreement (other than any such agreement entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes).
(l)Neither the Company nor any Seller Party is a party to, or bound by, or has any obligation under, any closing or similar agreement, offer in compromise, Tax abatement, Tax incentive, Tax rebate, Tax holiday or similar agreement or any other agreements with any Governmental Authority.
(m)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any Seller Party, and there have been no requests for changes in any accounting method by any Governmental Authority with respect to the Company or any Seller Party.

(n)Neither the Company nor any Seller Party is or has ever been a member of an affiliated, combined, consolidated, unitary or similar Tax group for any Tax purposes. Neither the Company nor any Seller Party has any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by Contract (other than any such agreement entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes) or otherwise.
(o)Neither the Company nor any Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(p)Neither the Company nor any Seller Party has (i) been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provisions of state, local or non-U.S. Tax Law) or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal Income Tax under Section 6662 of the Code (or any similar provision of state, local or non-U.S. Tax Law) and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local or non-U.S. Tax Law).
(q)Schedule 4.16(q) sets forth for the period prior to the Reorganization, U.S. federal and applicable state and local Income Tax classification of each subsidiary of the Company.
(r)From the date of its formation until immediately prior to the consummation of the Seller Contribution, the Company was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and the corresponding provisions of applicable state or local Tax-related Law). From the time of the Seller Contribution until immediately prior to the Conversion, the Company was a valid qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code (and the corresponding provisions of applicable state or local Tax-related Law). There is no fact or circumstance that would be reasonably expected to cause the Seller Contribution and the QSub Election to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and as described in Revenue Ruling 2008-18. At all times since the Conversion, the Company has been disregarded as an entity separate from Seller for federal, state and local Income Tax purposes. At all times since its incorporation, Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and the corresponding provisions of applicable state and local Tax Law). Neither Seller nor the Company is or will be liable for any Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
(s)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) beginning on or prior to the Closing Date pursuant to the application of Section 481 of the Code (or any similar provisions of state, territorial, local, municipal or non-U.S. Law); (ii) use of an improper method of accounting for a taxable period (or portion thereof) beginning on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, territorial, local, municipal or foreign Law) executed on or prior to the

Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid income received or accrued on or prior to the Closing Date; (vi) transaction that has the effect of deferring income, accelerating deductions or otherwise shifting the basis of taxation to a post-Closing Tax Period, (vii) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 (or any corresponding or similar provisions of U.S. federal, state, territorial, local, municipal or non-U.S. Law), (viii) inclusions pursuant to Sections 951 and 951A of the Code or United States state, territorial, municipal or local or non-U.S. Law comparable to the foregoing. The Company has never made any election pursuant to Section 965(h) of the Code.
(t)Neither the Company nor any Seller Party has deferred any material amount of Tax Liabilities pursuant to the CARES Act or the Payroll Tax Executive Order or any similar or analogous provision of U.S. federal, state, territorial, local, municipal or non-U.S. Law.
(u)Neither the Company nor any Seller Party has distributed equity of another Person and has not had its equity distributed by another Person, in a transaction that purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.
(v)Neither the Company nor any Seller Party is a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal and applicable state and local income Tax purposes.
(w)No power of attorney related or attributable to Taxes of the Company has been granted by any Seller Party or the Company.
(x)No Seller Party nor the Company (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or non-U.S. Law); or (ii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(y)The Company has (i) collected and maintains, in all material respects, all required “sale for re-sale” or similar exemption certificates related to sales Taxes payable by the Company and (ii) complied in all material respects with all applicable Laws relating to sales, use and value-added Taxes.
(z)The Company is in material compliance with all applicable escheat and unclaimed property Laws and has timely paid to the appropriate Governmental Authority all amounts required to be paid thereunder.
(aa)The Company is in material compliance with all applicable transfer pricing Laws.
(bb)No Internal Revenue Service Form 8832 election or similar has been made with respect to the Company.
(cc) None of the assets of the Company is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar comparable limitation under state, local or foreign Law.

4.17Insurance Policies. Schedule 4.17(a) contains a true and complete list of all insurance policies (including self-insurance) to which the Company is a party or which provide coverage to or for the benefit of or with respect to the Company or any director, manager, officer or employee of the Company in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Buyer. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing. The Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied with all of its obligations under each Insurance Policy in all material respects. The Insurance Policies are sufficient for compliance in all material respects with all applicable Laws and Material Contracts to which the Company is bound. The Company has given timely notice to the insurer of all claims that may be insured thereby under any Insurance Policy. Each outstanding claim under any Insurance Policy is listed on Schedule 4.17(b). The reserve estimates on all outstanding claims under any of the Insurance Policies (a) have been made in good faith, (b) have been provided by or verified by a Person qualified in determining such estimates, and (c) to the Company’s Knowledge are accurate. No facts currently exist, or to the Company’s Knowledge are reasonably likely to occur, which would result in a material change to any estimates on any outstanding claims under any of the Insurance Policies. During the past five (5) years, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company has carried insurance or any other insurance carrier to which the Company has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company. No insurer or Governmental Authority has any outstanding requirements related to risk improvements that would, to the Company’s Knowledge, reasonably be expected to result in a material capital expenditure to the Company.
4.18Employee Benefit Plans.
(a)Schedule 4.18(a) sets forth a complete and correct list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has provided Buyer the most recent complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements and any amendments thereto); (ii) the two (2) most recent annual reports, actuarial reports and/or financial reports; (iii) the three (3) most recent annual reports (IRS Form 5500 series) filed with the United States Department of Labor (the “DOL”) (with all applicable attachments); (iv) the most recent determination, opinion or advisory letter, if any, received from the IRS; (v) to the Company’s Knowledge, any communication to or from any Governmental Authority or to or from any Employee Benefit Plan participant, including a written description of any oral communication; and (vi) any comparable documents with respect to Employee Benefit Plans subject to any foreign Laws that are required to be prepared and filed under the applicable Laws of such foreign jurisdiction.

(b)Except as set forth on Schedule 4.18(b), neither the Company nor any ERISA Affiliate has at any time maintained, sponsored, contributed to, or had any obligation to contribute to or has had any other Liability or potential Liability with respect to a plan which is or was (i) any employee benefit plan subject to Title IV of ERISA or Section 302 of ERISA or the funding requirements of Code Sections 412 or 430, including any “single employer” defined benefit plan or a “multiemployer plan” within the meaning of ERISA Sections 3(37) or 4001(a)(3), (ii) a “multiple employer plan” within the meaning of ERISA Section 210 or Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of the Company), (iv) a plan subject to Section 302 or Title IV of ERISA or Code Section 412 or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code.
(c)Each Employee Benefit Plan, and the trust, if any, forming a part thereof that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, opinion or advisory letter from the IRS that such Employee Benefit Plan is so qualified, and since the date of such determination nothing has occurred, and, to the Company’s Knowledge, there are no existing circumstances or events that could reasonably be expected to result in any revocation of, or a change to such favorable determination letter.
(d)Each Employee Benefit Plan has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for Income Tax exclusions to its participants, Tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.
(e)There are no Proceedings or claims pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and there are no facts which could give rise to any Liability, action, suit, investigation or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets thereof.
(f)No Seller Party has received written notice that any Employee Benefit Plan is actually under audit or active investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including the IRS, the DOL or the Pension Benefit Guaranty Corporation.
(g)Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code and any other applicable Law, and no such Employee Benefit Plan is, as of the Closing, unfunded of underfunded. All required reports with respect to each Employee Benefit Plan have been timely and accurately filed with the IRS, the DOL and the Pension Benefit Guaranty Corporation and, as appropriate, provided to participants in the Employee Benefit Plan. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been timely made or properly accrued.

(h)None of the Company, any Seller Party, or, to the Company’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that has been or may be asserted by any Governmental Authority or other Person with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, the Company or any officer, director, manager, or employee of the Company to any liability or any penalty or Tax under Sections 409, 502(c), 502(i), 502(l) or 4971 of ERISA or Chapter 43 of the Code.
(i)Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”) and/or the requirements of the Health Insurance Portability and Accountability Act of 1986, as amended, has been administered in compliance with such requirements. No Employee Benefit Plan provides post-retirement medical, life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company other than as required pursuant to COBRA.
(j)The Company has complied, and is in compliance, with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). The Company has not incurred (whether or not assessed), or could reasonably be expected to incur, any Tax or other penalty or liability with respect to the PPACA, the reporting requirements under Sections 6055, 6056, 4376 or 6051 of the Code, as applicable, or under Sections 4980D or 4980H of the Code.
(k)To the Company’s Knowledge, the Company has, for purposes of each relevant Employee Benefit Plan and federal laws governing eligibility and participation in such Employee Benefit Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.
(l)Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been operated, administered and drafted or amended, in such a manner so that the additional Tax described in Section 409A(1)(B) of the Code has not and could not be assessed against any individual participating in any such Nonqualified Deferred Compensation Plan with respect to benefits due or accruing thereunder. The Company does not have any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Sections 4999 or 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
(m)Each Employee Benefit Plan may be amended, terminated, modified or otherwise revised by the plan sponsor, on and after the Closing, without further liability to the plan sponsor or the Company.

(n)There currently is not and never has been any Employee Benefit Plan of the Company or any ERISA Affiliate that is or has been subject to the Laws of a jurisdiction other than the United States.
(o)Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company or any ERISA Affiliate; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code or result in the imposition of an excise Tax under Section 4999 of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Employee Benefit Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.
(p)Except as set forth on Schedule 4.18(p), the value of all Company obligations under any bonus, retention payment, 401(k) match, deferred compensation, or similar compensation earned by any current or former employee for any period or portion of any period ending on or prior to the Closing Date and the employer portion of any employment, payroll, social security, unemployment, withholding or other similar Taxes (whether or not any such Taxes may be eligible for deferral under the CARES Act) that are payable by the Company in connection with or as a result of the payment of such obligations does not exceed $50,000, in the aggregate.
4.19Employees; Labor Relations.
(a)Schedule 4.19(a)(i) lists the employees of the Company as of the date hereof, setting forth name, title, current base salary or hourly wage, total compensation (including bonuses) for such Person for the year ended as of December 31, 2024, employment location, leave status (if applicable), immigration status (e.g., H-1B) of any employee who is a foreign national, and status as exempt or non-exempt from overtime requirements. Except as set forth on Schedule 4.19(a)(i), none of the employees of the Company are on short-term or long-term disability, military, medical or other leave. Schedule 4.19(a)(ii) lists all Contingent Workers of the Company who received a Form 1099 NEC from the Company during the three (3) years prior to the date hereof, setting forth the name, title or position or summary description of services provided, third-party employing entity (if applicable), current rate of compensation, total compensation for such Person for the year ended December 31, 2024, and work location. Except as set forth on Schedule 4.19(a)(ii), the Company does not use and has not during the past five (5) years used the services of any professional employer organization (PEO) or any similar labor provider.
(b)There has not been any promise to any employee or Contingent Worker listed on Schedule 4.19(a)(i) or Schedule 4.19(a)(ii), orally or in writing, of any bonus or increase in compensation relative to the amounts set forth on Schedule 4.19(a)(i) or Schedule 4.19(a)(ii), whether or not legally binding.
(c)No current employee of the Company has given notice of his or her intent to terminate such employment and no notice of termination has been given to any employee by the Company. To the Company’s Knowledge, no officer, employee, consultant or independent contractor of the Company intends to terminate his, her or its employment relationship or engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise in the twelve (12) months immediately following the Closing.
(d)There have not been any “employment losses” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and other similar state laws (the “WARN Act”) impacting any employees or, to the Company’s Knowledge, Contingent Workers of the Company within the past six (6) months. There have not been any “plant closings,” “mass layoffs,” or other similar actions within the meaning of the WARN Act impacting any employees or, to the Company’s Knowledge, Contingent Workers of the Company within the past five (5) years.
(e)No labor union, labor organization, or other employee representative body represents or, to the Company’s Knowledge, purports to represent any of the employees or Contingent Workers of the Company, and the Company is not a party to or obligated with respect to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. No labor strike, slowdown, work stoppage, or union organizational activity or other similar occurrence (whether or not resolved) has occurred or, to the Company’s Knowledge, been threatened at any time during the past five (5) years, or is pending or, to the Company’s Knowledge, threatened, against or impacting the Company.
(f)The Company is not, and during the past five (5) years has not been, a party to or otherwise bound by any judgment, citation, decree or Order by any Governmental Authority relating to employees, Contingent Workers, or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits or investigations pending or in effect with respect to employees or employment practices of the Company, or, to the Company’s Knowledge, with respect to Contingent Workers. Copies of all material correspondence with any Governmental Authorities relating to employees, Contingent Workers, or employment practices have been made available to Buyer.
(g)The Company, and, to the Company’s Knowledge, each employer of the Contingent Workers is and has at all times been in compliance with all Laws, as well as their own policies, pertaining to employment, employment practices and the employment or engagement of labor, including any Laws or policies governing or concerning terms and conditions of employment, equal employment opportunities, discrimination, harassment, retaliation, wages, hours, occupational safety and health, affirmative action, labor relations, collective bargaining, employment taxes, unemployment compensation, workers’ compensation, disability, immigration, temporary workers, independent contractors, and plant closings or layoffs.

(h)There are no, and during the past five (5) years have been no, lawsuits, administrative charges, arbitrations or other dispute resolution proceedings pending, commenced or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates or their respective personnel relating to any alleged violation of any Law pertaining to employment by the Company or employment practices of the Company or relating to any current or former employee or, to the Company’s Knowledge, Contingent Worker of the Company.
(i)The Company has timely paid in full to each current or former employee, or, if not past due, adequately accrued in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.
(j)The Company has (i) at all times, properly classified, in accordance with all applicable Laws in all material respects, all of its service providers, including the Contingent Workers, as either employees or non-employees and with respect to employees, as exempt or non-exempt from overtime and/or working hours requirements, and (ii) made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.
(k)Each employee is: (i) a United States citizen; (ii) a lawful permanent resident of the United States; or (iii) an alien authorized to work in the United States, and the Company has only ever employed or engaged, including, to the Company’s Knowledge, as Contingent Workers, individuals authorized to work in the United States, in full compliance with the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”), and the rules and guidance promulgated by the U.S. Citizenship and Immigration Services (“USCIS”) and the DOL. The Company and, to the Company’s Knowledge, each employer of Contingent Workers, has complied in all material respects with the requirements of the IRCA, have completed and maintained a Form I-9 (Employment Eligibility Verification) for their respective employees and former employees, and each such Form I-9 has since been updated as and to the extent required by applicable Law and is correct and complete in all material respects as of the date hereof. Within the five (5) years preceding the execution of this Agreement, neither the Company nor, to the Company’s Knowledge, any employer of Contingent Workers, has received any written notice of any inspection or investigation from a Governmental Authority relating to its alleged noncompliance with or violation of IRCA or the rules and guidance promulgated by the USCIS or DOL, neither the Company nor, to the Company’s Knowledge, any employer of Contingent Workers has received a “no-match” letter from a Governmental Authority that has not been resolved, nor has the Company nor, to the Company’s Knowledge, any employer of Contingent Workers been warned, fined or otherwise penalized by reason of any failure to comply with the IRCA or the rules and guidance promulgated by the USCIS or DOL with respect to an employee’s authorization to work in the United States.
(l)The employment of all employees of the Company is terminable at will without any penalty or severance obligation incurred by the Company.
(m)A true, correct and complete copy of the Company’s current employee handbook and all other employment and other policies applicable to employees and Contingent

Workers and complete and accurate copies of all Contracts, plans, policies, arrangements and procedures of the Company relating to workplace and occupational safety have been made available to Buyer.
(n)The Company employees do not have accrued or otherwise earned but unused paid time off (including any accrued or earned but unused sick leave and vacation time) to the extent such amounts are not forfeited at or prior to Closing of a value that exceeds $50,000, in the aggregate.
4.20Transactions with Related Parties. No Related Party has any direct or indirect interest in (a) any customer or supplier of the Company or (b) any material assets or property used by the Company (including any Intellectual Property and the Assets). Schedule 4.20(a) sets forth the parties to and the date, nature and amount of each Related Party Transaction since January 1, 2021 (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the Ordinary Course of Business to employees in consideration for bona fide services performed by such employees). Except as set forth on Schedule 4.20(b), from and after the Closing Date, the Company shall not have any obligation to engage in any Related Party Transaction and shall not be bound by any contract, agreement, arrangement or commitment with respect to any Related Party Transaction. No Related Party directly or indirectly engages in or participates in any manner in (including by investing in, receiving any discount, revenue or other economic benefit from, engaging or participating in or providing services to or receiving compensation or consideration from, in all cases, whether as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) any business that is or may reasonably be considered to be competitive with any business engaged in by the Company as of the Closing Date or, to the Company’s Knowledge, any presently contemplated expansions or extensions thereof.
4.21Real Property.
(a)Neither the Company nor Seller owns, or has ever owned any real property. Schedule 4.21(a) sets forth (i) a list, including the address and lessor, of the address and legal description of each real property that is subject to a Real Property Lease (“Leased Real Property”), and (ii) a list of all Real Property Leases (including all amendments, modifications and supplements thereto). With respect to each Leased Real Property, (i) the Company’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, and there are no disputes with respect to any Real Property Lease, (ii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, (iii) the Company has not guaranteed the obligations under a Real Property Lease and (iv) there are no special, general or other assessments pending against the Company or, to the Company’s Knowledge, affecting any Leased Real Property that would be payable by the lessee thereof.
(b)The Leased Real Property comprises all of the real property that is used in or otherwise materially related to the business of the Company. The Leased Real Property is in good condition and repair and is sufficient for the operation of the business of the Company as currently conducted. The Company has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property. To the Company’s Knowledge, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Leased Real Property. To the Company’s Knowledge, the current use and occupancy of the Leased Real Property and the operation of the business of the Company as currently conducted thereon does not violate in any material respect any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Leased Real Property. To the Company’s Knowledge, the Company has not received written notice that any of the Leased Real Property is in violation of any applicable Laws, including Laws pertaining to zoning and land use, and such Real Property Lease is legal, valid, binding, enforceable and in full force and effect and the Company has good marketable leasehold title to the Leased Real Property pursuant to the related Real Property Lease. To the Company’s Knowledge, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.
(c)Seller has delivered or made available to Buyer true, correct and complete copies of the Real Property Leases. All Real Property Leases are currently in full force and effect. All amounts due by or to Seller or to any third party pursuant to the Real Property Leases have been paid current and shall be paid current as of Closing. Neither the Company nor, to the Company’s Knowledge, any other party to a Real Property Lease is in default or delinquent or in breach under any Real Property Leases and, to the Company’s Knowledge, no fact or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a material default by any party under any Real Property Lease. No security deposit or portion thereof deposited with respect any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. Seller does not owe and will not owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. No written notice of contraction, termination, expansion, renewal or extension has been given or received with respect to any Real Property Lease.
(d)To the Company’s Knowledge, there are no material structural deficiencies or latent defects affecting any of the buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”), and, to Company’s Knowledge, the condition of the non-structural components of the Improvements, is not impaired to the extent such impairment requires the tenant under the applicable Real Property Lease to make (or pay for) repairs or materially interferes with such tenant’s business operation, and, to the Company’s Knowledge, no facts or conditions affecting any of the Improvements exist which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Company’s business or would require the Company to perform any material repairs pursuant to a Real Property Lease.

4.22Suppliers and Customers.
(a)Schedule 4.22(a)(i) sets forth (i) the largest supplier to the Company by the aggregate dollar value of purchases by the Company during each of the two (2) most recently completed fiscal years and for the period beginning on January 1, 2025, and ending on the date of the Balance Sheet (the “Top Supplier”), and (ii) with respect to the Top Supplier such aggregate dollar value of purchases for each such period. Except as set forth on Schedule 4.22(a)(ii), the Top Supplier has not terminated or adversely modified the amount, pricing, frequency or terms of the business the Top Supplier conducts with the Company. Except as set forth on Schedule 4.22(a)(iii), neither the Company nor any Seller Party has received any written notice, nor does the Company have Knowledge, that the Top Supplier will or could reasonably be expected to terminate or adversely modify the amount, pricing, frequency or terms of the business the Top Supplier conducts with the Company. Except as set forth on Schedule 4.22(a)(iv), there is no material dispute pending with the Top Supplier, nor does the Company have any Knowledge of a reasonable basis for any such dispute.
(b)Schedule 4.22(b)(i) contains a list of (i) the twenty-five (25) largest customers of the Company by the aggregate dollar value of sales by the Company during each of the two (2) most recently completed fiscal years and for the period beginning on January 1, 2025, and ending on the date of the Balance Sheet (each, a “Top Customer”), and (ii) with respect to each Top Customer, the aggregate dollar value of such sales for each such period. Except as set forth on Schedule 4.22(b)(ii), no Top Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts with the Company. Neither the Company nor any Seller Party has received any written notice, nor does the Company have Knowledge, that any such Top Customer will or could reasonably be expected to terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Customer conducts with the Company. There is no material dispute pending with any Top Customer, nor does the Company have any Knowledge of a reasonable basis for any such dispute.
4.23Bank Accounts; Powers of Attorney. Schedule 4.23(a) is a list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the name of each such institution, the local address of such institution, the type of account or box, the number of each such account or box and the names of all Persons authorized to draw thereon or to having signatory power or access thereto. Schedule 4.23(b) sets forth a list of each Person to whom the Company has granted a power of attorney.
4.24Trade Names; Business Locations. Schedule 4.24 sets forth all registered fictitious or trade names that the Company has been known as or used and all offices or places of business the Company has used, in each case, in the past six (6) years. Other than pursuant to the Reorganization, the Company is not the surviving company in a merger or consolidation.
4.25Products. Except with respect to products manufactured by Buyer or its Affiliates, all products manufactured, sold or delivered by the Company have been in conformity with all applicable warranties, and, except with respect to products manufactured by Buyer or its Affiliates, the Company does not have any Liability for replacement thereof or other material damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Except as set forth on Schedule 4.25(a), no products manufactured, sold or delivered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Buyer. Except as set forth on Schedule 4.25(b), the Company has not received any written notice of any claims for, and to the Company’s Knowledge (except with respect to products manufactured by Buyer or its Affiliates, as to which Seller Parties make no representation or warranty) there is no reasonable basis for, any extraordinary product recalls, returns, warranty obligations or service calls relating to any of its products or services. Except with respect to products manufactured by Buyer or its Affiliates, the Company has not had, and currently does not have, any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company or with respect to any services rendered by the Company.

4.26Absence of Questionable Payments. Neither the Company nor any of its managers, directors, officers or, to the Company's Knowledge, agents, employees, or Affiliates or any other Persons acting on its behalf have, in their capacity with or on behalf of the Company: (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (b) accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company.
4.27Books and Records. The books of account, minute books and stock record books (or their equivalents) of the Company, all of which, excluding any and all communications which are subject to attorney-client privilege, have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with past practice. The Seller Parties may withhold in good faith access to any books and records as and to the extent that they reasonably determine, based on the advice of counsel, that to make such books and records available to Buyer would result in a waiver of the attorney-client privilege.
4.28Accounts Receivable and Accounts Payable; Inventory.
(a)All accounts receivable of the Company reflected on the Balance Sheet, and all accounts receivable of the Company arising subsequent to the date thereof, represent sales actually made or services actually performed in the Ordinary Course of Business and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered.
(b)The accounts payable of the Company reflected on the Balance Sheet, and all accounts payable of the Company arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course of Business. The accrued liabilities of the Company have been incurred in the Ordinary Course of Business. The Company is not delinquent on payments due for any amounts incurred in the Ordinary Course of Business described in this Section 4.28(b).
(c)All Inventory of the Company is valued in accordance with the definition of Inventory. Except as set forth on Schedule 4.28(c)(i), the Inventory does not include any items which are below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or saleable in the Ordinary Course of Business within normal inventory “turn” experience, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. Except as set forth on Schedule 4.28(c)(ii), the Company maintains Inventory in quantities that are appropriate, customary, and sufficient when measured against the levels ordinarily maintained by entities operating within the same industry and otherwise similarly situated to the Company. There has not been, since the date of the Balance Sheet, any provision for markdowns or shrinkage with respect to Inventory other than in the Ordinary Course of Business or as otherwise consented to by Buyer.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller Parties to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as of the date hereof as follows:

5.1Buyer Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.
5.2Authorization. Buyer has all requisite powers and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered thereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party have been duly and properly authorized by all requisite company action in accordance with applicable Law and with the organizational documents of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and availability of equitable remedies.
5.3Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation by Buyer of the transactions contemplated hereby and thereby, except for actions required solely due to the identity of Buyer or Parent.

5.4No Violation. Except as set forth on Schedule 5.4, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not:
(a)result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Buyer or Parent under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which Buyer or Parent or any of their respective assets may be bound or affected, to the extent any of the foregoing could reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement;
(b)violate or conflict with any Law applicable to Buyer or Parent; or
(c)violate any provision of the organizational documents of Buyer or Parent.
5.5Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against Buyer or Parent which if determined adversely to Buyer or Parent would materially and adversely impact Buyer’s ability to consummate the transactions contemplated by this Agreement.
5.6Brokers and Finders. Neither Buyer nor any of its Affiliates has retained any broker or finder or agreed to pay, or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or in the Transaction Documents.
Article 6
INDEMNIFICATION
6.1Survival. (a) Fundamental Representations shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to the subject matter of the underlying representation (giving effect to any waiver, mitigation or extension thereof) and the indemnification obligations under Section 6.2 and Section 6.3 with respect to breaches thereof shall continue for the same period of time; (b) all other representations and warranties set forth in Article 3, Article 4 and Article 5, shall survive until the date that is eighteen (18) months after the Closing Date and the indemnification obligations under Section 6.2 and Section 6.3 with respect to breaches thereof shall continue for the same period of time; and (c) the covenants and agreements contained herein shall survive the Closing until performance in accordance with the terms hereof, and the indemnification obligations under Section 6.2 and Section 6.3 with respect to breaches thereof, shall continue until the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to the subject matter of the underlying representation (giving effect to any waiver, mitigation or extension thereof). For any claim for indemnification hereunder, if written notice of such claim for indemnification has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article 6.

6.2Indemnification by the Seller Parties. Each Seller Party jointly and severally agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Adverse Consequences which any Buyer Indemnified Party may suffer, sustain or incur directly or indirectly arising out of, relating to or otherwise by virtue of: (a) any inaccuracy in or breach of any of the representations or warranties contained in Article 3 or Article 4 or made by a Seller Party in any Transaction Document; (b) the failure of any Seller Party to perform any of his, her or its covenants or agreements contained in this Agreement or in any Transaction Document; (c) any Indebtedness not set forth on Schedule 4.6(c), or Seller Transaction Expenses not taken into account in the payment under Schedule 2.3(a); (d) any Seller Taxes; (e) any indemnification or similar Liability to any director, manager, officer, employee, equity owner, fiduciary, trustee or agent of the Company with respect to any acts or omissions of such Person occurring prior to Closing; (f) any Liability arising or related to those matters required set forth on, or required to be set forth on, Schedule 4.12(a), except the Specified Matters and Cal Microturbine, Inc. v. [**redacted**], including all claims made therein by Cal Microturbine, Inc. and all counter-claims made thereto by [**redacted**]; and (g) the CARB Proceeding or any actual or alleged violation of any other regulation arising from facts similar to those alleged in connection with the CARB Proceeding; provided, however, that (i) responsibility for any Adverse Consequences arising out of the CARB Proceeding or any actual or alleged violation of any other regulation arising from facts similar to those alleged in connection with the CARB Proceeding shall be governed by the Distributor Agreement, dated as of March 8, 2021, by and between Capstone Turbine Corporation and the Company (with, for the avoidance of doubt, the Seller Parties bearing responsibility under this Section 6.2 for any matters for which the Company would have been responsible under such agreement for acts or omissions occurring prior to Closing); and (ii) the Seller Parties assume no liability for any violation of CARB regulations arising solely out of actions taken by Buyer and its Affiliates (including the Company) after Closing.
6.3Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Seller Parties from and against, and pay or reimburse the Seller Parties for, any and all Adverse Consequences which the Seller Parties may suffer, sustain or incur directly or indirectly arising out of, relating to or otherwise by virtue of: (a) any inaccuracy in or breach of any of the representations and warranties of Buyer contained in Article 5 or made by Buyer in any Transaction Document; and (b) the failure of Buyer to perform any of its covenants or agreements contained in this Agreement or in any Transaction Document.
6.4Indemnification Procedure.
(a)In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give prompt written notice regarding such Third Party Claim to the Indemnifying Party after learning of such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the claim of the Indemnified Party. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below) by appointing counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense.
(b)If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than any fees and expenses of such separate counsel if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party, or that the Indemnified Party and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests with respect to such Third Party Claim, or that the Indemnifying Party has failed to conduct the defense of such Third Party Claim with reasonable diligence.
(c)Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim, provided that such defense is conducted with reasonable diligence), if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, indictment or allegation with respect to the Indemnified Party; (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party; or (iii) the Indemnified Party reasonably believes that the Adverse Consequences relating to the claim could exceed the maximum amount that such Indemnified Party would then be entitled to recover from the Indemnifying Party under this Article 6.
(d)The Party controlling the defense of any Third Party Claim shall obtain the prior written consent of the other Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief will be imposed against the non-controlling Party, or a finding or admission of any violation of Law would be made by any non-controlling Party or (ii) such settlement or judgment does not expressly and unconditionally release the non-controlling Party from all Liabilities with respect to such Third Party Claim.
(e)Any claim by an Indemnified Party for indemnification not involving a Third Party Claim may be asserted by giving the Indemnifying Party prompt written notice thereof; provided that the failure to timely give such notice shall not limit or reduce the Indemnified Party’s right to indemnity in accordance with the terms of this Agreement unless

(and then only to the extent that) the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the claim of the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, the Indemnifying Party shall be conclusively deemed to have rejected such claim, and the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement, including the limitations on indemnification set forth herein.
(f)Notwithstanding the foregoing, the procedures for all Tax Contests shall be governed by Section 8.2(f) (and not this Section 6.4).
6.5Certain Limitations. Notwithstanding any provision of this Agreement to the contrary:
(a)Threshold on Adverse Consequences of Buyer Indemnified Parties. The Seller Parties shall not be liable under Section 6.2(a) unless the aggregate Adverse Consequences suffered, sustained or incurred, directly or indirectly, by the Buyer Indemnified Parties arose out of, relate to or otherwise by virtue of all matters for which indemnification is to be provided under Section 6.2(a) exceed $50,000.00 (the “Threshold”), in which case the Seller Parties shall be liable under Section 6.2(a) for all Adverse Consequences.
(b)Threshold on Adverse Consequences of the Seller Parties. Buyer shall not be liable under Section 6.3(a) unless the aggregate Adverse Consequences suffered, sustained or incurred, directly or indirectly, by the Seller Parties arose out of, relate to or otherwise by virtue of all matters for which indemnification is to be provided under Section 6.3(a) exceed the Threshold, in which case Buyer shall be liable under Section 6.3(a) for all Adverse Consequences.
(c)Cap on Adverse Consequences of Buyer Indemnified Parties.
(i)Except in the case of fraud or intentional misrepresentation, the aggregate amount of all Adverse Consequences for which the Seller Parties may become liable pursuant to Section 6.2(a), other than with respect to Fundamental Representations, shall not in any event exceed Five Million Dollars ($5,000,000) (the “General Indemnity Cap”).
(ii)Except in the case of fraud or intentional misrepresentation, the aggregate amount of all Adverse Consequences for which the Seller Parties may become liable pursuant to Section 6.2(a) with respect to Fundamental Representations shall not in any event exceed Ten Million Dollars ($10,000,000) (the “Fundamental Indemnity Cap”).
(d)Cap on Adverse Consequences of Seller Parties.
(i)Except in the case of fraud or intentional misrepresentation, the aggregate amount of all Adverse Consequences for which Buyer may become liable pursuant to Section 6.3(a), other than with respect to Fundamental Representations, shall not in any event exceed the General Indemnity Cap.
(ii)Except in the case of fraud or intentional misrepresentation, the aggregate amount of all Adverse Consequences for which Buyer may become liable pursuant to Section 6.3(a) with respect to Fundamental Representations shall not in any event exceed the Fundamental Indemnity Cap.
6.6No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Seller Party hereby agrees that such Seller Party will not make any claim for indemnification against Buyer or any other Buyer Indemnified Party (including the Company) by reason of the fact that such Seller Party was a controlling Person, director, manager, officer, employee or representative of the Company with respect to any claim brought by a Buyer Indemnified Party against any Seller Party relating to this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.
6.7Materiality Qualifications. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining (a) whether a breach of, or inaccuracy in, a representation or warranty exists for purposes of this Agreement, (b) the amount of Adverse Consequences arising from such a breach for which the Buyer Indemnified Parties or the Seller Parties are entitled to indemnification under this Agreement, and (c) whether the Threshold has been exceeded, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).
6.8Indemnification as Sole Remedy. The indemnification provided for in this Article 6 shall be the sole and exclusive remedy and recourse for any breach of this Agreement (except as otherwise provided in this Section 6.8 or Article 8). Nothing in this Article 6 shall operate to interfere with or impede the operation of the applicable provisions of this Agreement in connection with any claim for failure to pay the Purchase Price, including any adjustments thereto, and the parties shall retain all rights and remedies available in accordance with the terms of this Agreement or under applicable Law for such breach. Notwithstanding anything in this Agreement to the contrary, (a) in the case of fraud or intentional misrepresentation, the Buyer Indemnified Parties or the Seller Parties, as applicable, shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations contained in this Article 6 and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement.

6.9Payment. If any amount owed under this Article 6 is not paid within ten (10) days of a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final, non-appealable adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party such amount shall bear interest at the rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law, and the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this Article 6, and no limitation in this Article 6 shall apply to any such interest or reimbursement; provided, however, that, Buyer may, in its sole discretion, in addition to all other remedies it may have, after such ten (10) day period, recover any or all of such amount by setting off such amount against any amounts then due and payable by Buyer or any of its Affiliates to any Seller Party or any of their respective Affiliates (including setting off against any Post-Closing Payment). The exercise of such right to set off shall not constitute a breach of any Buyer Indemnified Party’s obligations under this Agreement or any other agreement with any Seller Party or any Seller Party’s Affiliates. Each Seller Party hereby irrevocably constitutes and appoints Buyer as such Seller Party’s (and such Seller Party’s direct or indirect successors’ or transferees’ and its and their respective Affiliates) true and lawful attorney-in-fact and agent with full power of substitution to do any and all things and execute any and all documents which may be necessary to effectuate any set off in accordance with this Section 6.9. The foregoing grant of authority is a special power of attorney coupled with an interest and is irrevocable.
Article 7
CLOSING
7.1Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall be by electronic exchange of signature pages and documents, or at such place as Buyer and Seller shall mutually agree, and shall take place on the date hereof, unless another time or date is agreed to in writing executed by Buyer and Seller (the “Closing Date”).
7.2Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)certificates executed and delivered by the Secretary or comparable representative of each of Seller and the Company, attesting and certifying as to (i) the organizational documents of such Person, and the certificate of formation or comparable organizational document of such Person (which shall also be certified as of a recent date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization) and (ii) in the case of Seller, copies of resolutions of the board of directors (or comparable governing body) and its equity holders adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Seller is a party;
(b)a certificate of good standing (or equivalent) for the Company issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Authority of the Company’s jurisdiction of organization and each other jurisdiction where the Company is qualified to do business;

(c)payoff letters for each instrument of Indebtedness from the obligees thereunder setting forth the amounts necessary to pay off all Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence of the release of all Liens held by such obligees against the property of the Company;
(d)payoff letters from all payees of Seller Transaction Expenses setting forth (i) the amounts necessary to pay off all Seller Transaction Expenses owed thereto as of the Closing Date and (ii) including a release of all claims in favor of the Company with respect to such amounts owed upon receipt of payment therefor;
(e)all consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person required to be made or obtained in connection with the authorization, execution, delivery and performance by the Seller Parties of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, including the written consent of each of the Persons set forth on Schedule 7.2(e);
(f)the minute book, equity ledgers and capitalization records, or comparable records, of the Company;
(g)a properly completed Internal Revenue Service Form W-9, duly executed by Seller;
(h)customary real property deliveries, including landlord estoppel certificates and access agreements, and subordination, non-disturbance and attornment agreements for each of the Real Property Leases;
(i)resignations from the officers, directors and/or managers of the Company;
(j)evidence that the Company has obtained irrevocable “tail” insurance policies with respect to directors’ and officers’ policies with coverage for six (6) years following the Closing Date (the “Tail Policies”);
(k)evidence of termination of all agreements (if any) regarding voting, transfer or other arrangements related to the Company Equity Securities that are in effect prior to the Closing, including but not limited to the Shareholders’ Agreement;
(l)evidence of the Reorganization;
(m) the Release Agreement among the Company, the Indirect Sellers and Buyer (the “Release Agreement”), duly executed by the Company and the Seller Parties;
(n)the Release Agreement among [**redacted**] and the Company (the [**redacted**]), duly executed by the Company;

(o)original certificates representing all of the outstanding Equity Securities of the Company to the extent they are certificated, and stock powers or assignments evidencing the conveyance of all such Equity Securities;
(p)evidence reasonably satisfactory to Buyer of the complete dissolution of Capstone Energy Finance, LLC, a Delaware limited liability company;
(q)evidence reasonably satisfactory to Buyer that the Company’s bank accounts set forth on Schedule 4.23(a), have, as of immediately prior to Closing, and will have, immediately after Closing, in the aggregate, an amount equal to no less than $7,250,000 in unrestricted cash;
(r)a letter from the Auditor, in form and substance reasonably satisfactory to Buyer, authorizing public disclosure of the Audit and related financial statements;
(s)evidence reasonably satisfactory to Buyer that the Company has initiated the termination of the Company’s 401(k) plan;
(t)the Babylon Assignment, duly executed by the Company and Seller; and
(u)such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.

7.3Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(a)federal funds wire transfer(s) in accordance with Section 2.3;
(b)the Release Agreement, duly executed by Buyer;
(c)certificates executed and delivered by the Secretary or comparable representative of Buyer, attesting and certifying as to copies of resolutions of the board of directors (or comparable governing body) and its equity holders adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party;
(d)the [**redacted**], duly executed by [**redated**] and [**redated**];
(e)federal funds wire transfer of $200,000 as contemplated by the [**redated**] Release Agreement;
(f)the Babylon Assignment, duly executed by Buyer; and
(g)such other documents and instruments as Seller may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Seller shall be in form and substance reasonably satisfactory to Seller.

Article 8
COVENANTS AND OTHER AGREEMENTS
8.1Restrictive Covenants.
(a)Confidentiality. From and after the date hereof, each Seller Party will, and will cause its Affiliates to, not use or disclose any Confidential Information and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Confidential Information by such Seller Party or Seller Party’s Affiliates. In the event that a Seller Party reasonably believes after consultation with counsel that such Seller Party or Seller Party’s Affiliates is required by applicable Law to disclose any Confidential Information, such Seller Party or Seller Party’s Affiliate may disclose only such Confidential Information as may be legally required or pursuant to a valid order by any Governmental Authority with competent jurisdiction; provided that such Seller Party (i) provides Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperates with Buyer, at Buyer’s expense, in attempting to obtain such order or assurance.
(b)Non-Competition. Each Seller Party covenants and agrees that during the period beginning on the Closing Date and ending upon the third (3rd) anniversary of the Closing Date (the “Term”) such Person will not, and will cause such Person’s Affiliates not to, directly or indirectly, engage or participate in any manner in (including by investing in, engaging or participating in or providing services to or receiving compensation or consideration from, in all cases, whether as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) any business that is competitive with the business engaged in by the Company as of the Closing Date (for purposes of this Article 8, the “Business”), anywhere in the United States. Notwithstanding the foregoing, nothing contained in this Section 8.1(b) shall prohibit any Seller Party or any of their respective Affiliates from the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.
(c)Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 8.1(b) above, each Seller Party covenants and agrees that during the Term such Person will not, and will cause such Person’s Affiliates not to, directly or indirectly, solicit, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, any Person that is or was a customer, supplier or other business relation of the Company at any time during the eighteen (18) month period prior to the Closing Date for purposes of diverting such Person’s business from the Company or providing any goods or services which are or may reasonably be considered to be competitive with those provided by the Business.

(d)Non-Solicitation of Employees and Contractors. Each Seller Party covenants and agrees that during the Term such Person will not, and will cause such Person’s Affiliates not to, directly or indirectly, solicit, employ or engage as an independent contractor, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages as an independent contractor, any individual that served as an employee or independent contractor of the Company at any time during the twelve (12) month period prior to the Closing Date, or otherwise seek to influence or alter any such individual’s relationship with Buyer or the Company.
(e)Non-Disparagement. Subject to any required disclosures under applicable Laws, each Seller Party hereby covenants and agrees that during the Term such Person will not, and will cause such Person’s Affiliates not to, directly or indirectly, make any derogatory or disparaging statement or communication regarding the Buyer or the Company, or any of their respective employees, products or services.
(f)Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 8.1 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 8.1 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.
(g)Acknowledgements; Remedies. Each Seller Party acknowledges and agrees that (i) the covenants and agreements set forth in this Section 8.1 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) Buyer and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Seller Party or any of such Seller Party’s Affiliates breached the provisions of this Section 8.1, (iii) any breach of the provisions of this Section 8.1 by such Seller Party or any of such Seller Party’s Affiliates would result in a significant loss of goodwill by Buyer regarding the Company, (iv) the Purchase Price (including the Post-Closing Payments) is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) with respect to the Indirect Equityholders, the covenants set forth in this Section 8.1 will not interfere with their ability to earn a living, (vi) the length of time, scope and geographic coverage of the covenants set forth in this Section 8.1 are reasonable given the benefits each such Seller Party will directly or indirectly receive hereunder, (vii) such Seller Party is familiar with all the restrictive covenants contained in this Section 8.1 and is fully aware of such Seller Party’s obligations hereunder, and (viii) such Seller Party will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this covenants set forth in this Section 8.1 in any Proceeding, regardless of who initiates such Proceeding. Each Seller Party further acknowledges and agrees that irreparable injury may result to Buyer if such Seller Party or any of such Seller Party’s Affiliates breaches any of the terms of this Section 8.1, and that in the event of an actual or threatened breach by such Seller Party or any of such Seller Party’s Affiliates of any of the provisions contained in this Section 8.1, Buyer may have no adequate remedy at Law. Each Seller Party accordingly agrees that in the event of any actual or threatened breach by such Seller Party or any of such Seller Party’s Affiliates of any of the provisions contained in this Section 8.1, Buyer shall be entitled to injunctive and other equitable relief without (A) the posting of any bond or other security, (B) the necessity of showing actual damages and (C) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each Seller Party shall cause such Seller Party’s Affiliates to comply with this Section 8.1, and shall be liable for any breach by any of such Seller Party’s Affiliates of this Section 8.1. In the event of a breach or violation by any Seller Party or any of such Seller Party’s respective Affiliates of this Section 8.1, the Term with respect to such Seller Party shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 8.1.
8.2Agreements Regarding Tax Matters.
(a)Preparation and Filing of Tax Returns.
(i)Seller Prepared Returns. Seller shall, at the Seller Parties’ sole cost and expense, timely prepare or cause to be timely prepared and timely file or cause to be timely filed all Tax Returns with respect to Income Taxes of the Company for Pre-Closing Tax Periods (other than Straddle Periods) that are first due after the Closing Date (the “Seller Prepared Returns”). All such Seller Prepared Returns shall be prepared in accordance with applicable Law and, to the extent not inconsistent with applicable Law, on a basis consistent with existing procedures and practices and accounting methods of the Company. Seller shall provide to Buyer for its review and comment each such Seller Prepared Return (together with schedules, statements and reasonably requested supporting documentation) at least twenty-five (25) days prior to the date on which each such Seller Prepared Return is required to be filed (including applicable extensions), or as soon as reasonably possible if any such Seller Prepared Return is required to be filed within ninety (90) days following the Closing Date. If Seller and Buyer are unable to resolve any dispute regarding a Seller Prepared Return within fifteen (15) days after Seller submits such Seller Prepared Return to Buyer pursuant to this Section 8.2(a)(i), the dispute shall be resolved by referral to the Accountant, which shall act as an expert and not as an arbitrator, and shall only decide the specific items under dispute between the parties. To the extent such Seller Prepared Returns are legally required to be filed by the Company or Buyer, Buyer shall file, or shall cause such Seller Prepared Returns to be filed, as prepared in accordance with this Section 8.2(a)(i) (taking into account Buyer’s comments). Buyer shall, at the expense of the Company, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Pre-Closing Tax Periods (other than any Seller Prepared Returns) or for Straddle Periods that are first due after the Closing Date (the “Buyer Prepared Returns”). Seller shall pay to Buyer or the Company (as applicable) an amount equal to all Taxes due with respect to any Buyer Prepared Return (which Taxes are attributable to the Seller Parties) and any Seller Prepared Return at least ten (10) days before the date on which Buyer or the Company would be required to pay such Taxes. The Seller Parties shall reimburse Buyer for any out of pocket expenses (including reasonable attorneys’ and accountants’ fees) incurred by Buyer or the Company in the preparation of Tax Returns described in this Section 8.2(a)(i).

(ii)Allocation of Taxes Relating to Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of the Company that includes the Closing Date shall close as of the end of the Closing Date. If such treatment is not permitted or required in a jurisdiction such that the Company is required to file a Tax Return for a Straddle Period, the Parties agree to use the following conventions for determining the amount of Taxes of the Company attributable to the portion of the Straddle Period ending on the Closing Date: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (B) in the case of all other Taxes (including Income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on and including the Closing Date using a “closing of the books methodology.” For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
(b)Cooperation with SEC Filings. The Seller Parties shall, and shall cause their Affiliates to, provide such cooperation and assistance as Buyer may reasonably request, and at Buyer’s sole cost and expense, in connection with the preparation and audit of the Company’s and Buyer’s annual financial statements, the preparation and review of any interim financial statements, the preparation of any related disclosures, discussion or analysis, and the preparation and filing or submission of any filings or reports with the Securities and Exchange Commission (“SEC”). Further, the Seller Parties agree to provide, and to cause their Affiliates to provide, to the independent public accounting firms auditing or reviewing the Company’s and/or Buyer’s financial statements, as and when requested, letters of representation and any other certifications reasonably requested thereby.
(c)Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and any Proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)Tax Sharing Agreements. The Seller Parties shall cause all Tax Sharing Agreements (other than any such agreement entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes) to which the Company is a party (excluding, for the avoidance of doubt, this Agreement) to be terminated as of 12:01 a.m. Pacific Time on the Closing Date and the Company shall not be bound thereby or have any liability thereunder with respect to any taxable period.

(e)Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by the Seller Parties when due, and the Seller Parties shall, at their joint and several expense and obligation, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Buyer shall, and shall use commercially reasonable efforts to cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.
(f)Tax Contests.
(i)Buyer shall deliver a written notice to Seller promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Seller Parties may be liable under this Agreement (“Tax Contest”); provided, however, that the failure or delay to notify Seller shall not relieve the Seller Parties of any obligation or liability that the Seller Parties may have to Buyer.
(ii)Buyer shall control any Tax Contest; provided, however, Seller, at Seller’s sole cost and expense, shall (x) have the right to control any Tax Contest to the extent it relates to Income Taxes of the Company with respect to a Pre-Closing Tax Period (not including any Straddle Period) and (y) have the right to participate in any Tax Contest to the extent it relates to non-Income Taxes with respect to a Pre-Closing Tax Period.
(iii)If Seller elects to control a Tax Contest relating to Income Taxes for a Pre-Closing Tax Period as described in Section 8.2(f)(ii), then (A) Seller shall provide Buyer prior written notice of such intent within ten (10) days after Seller receives notice from Buyer of such Tax Contest and (B) Seller shall (x) keep Buyer reasonably informed regarding the status of such Tax Contest; (y) allow Buyer and the Company, at the expense of Buyer, to participate in such Tax Contest; and (z) not settle, resolve, or abandon any such Tax Contest without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned).
(iv)If Seller does not elect to control a Tax Contest, or is not entitled to do so, then Buyer shall (x) keep Seller reasonably informed regarding the status of such Tax Contest; (y) allow Seller, at the expense of the Seller, to participate in (but not control) such Tax Contest; and (z) not settle, resolve, or abandon any such Tax Contest without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(v)The procedures for all Tax Contests shall be governed by this Section 8.2(f) (and not Section 6.4).
(g)Allocation of Purchase Price.
(i)No later than ninety (90) days following the Closing Date, or such later time as mutually agreed by Seller and Buyer in writing, Buyer shall prepare and provide to Seller an allocation statement that provides the manner in which the sum of the

Purchase Price and all other items required to be taken into account for U.S. federal Income Tax purposes with respect to the purchase and sale of the Company Equity Securities (including the liabilities of the Company) (collectively, the “Total Tax Consideration”) shall be allocated among the assets of the Company and the covenants of the Seller Parties set forth in Section 8.1, which allocations shall be made in accordance with the methodology set forth on Exhibit A, which is intended to be in accordance with Section 1060 of the Code and the applicable Treasury Regulations, and any applicable state, local and foreign Tax Law (the “Tax Allocation Statement”). Seller shall have a period of fifteen (15) Business Days after the delivery of the Tax Allocation Statement (the “Tax Allocation Response Period”) to present in writing to Buyer notice of any objections Seller may have to the allocations set forth therein (a “Tax Allocation Objections Notice”). Unless Seller timely objects, such Tax Allocation Statement shall be binding on the parties, absent manifest error. If Seller raises any objections within the Tax Allocation Response Period, Buyer and Seller shall negotiate in good faith and use reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) Business Days (or such later time as mutually agreed by Seller and Buyer in writing) after the delivery of the Tax Allocation Objections Notice, then the disputed items shall be resolved by referral to the Accountant, which shall act as an expert and not as an arbitrator, and shall only decide the specific items under dispute between the parties. In the event that any adjustment to the Purchase Price is paid between the Parties pursuant to the terms of this Agreement (or there is otherwise an adjustment to the Total Tax Consideration hereunder), Buyer shall promptly provide Seller a revised Tax Allocation Statement and the principles of this Section 8.2(g)(i) shall apply to each such revised Tax Allocation Statement.
(ii)Each of the Parties and each of their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (1) prepare and file all Tax Returns, and any other appropriate Tax Returns or forms, in a manner consistent with the Tax Allocation Statement, as finally determined pursuant to this Section 8.2(g) (subject to adjustment in accordance with this Section 8.2(g) in the event of any adjustment to the Total Tax Consideration), and (2) take no position in any Tax Return, Proceeding or otherwise that is inconsistent with the Tax Allocation Statement, as finally determined pursuant to this Section 8.2(g) (subject to adjustment in accordance with this Section 8.2(g) in the event of any adjustment to the Total Tax Consideration). In the event that any of the allocations set forth in the Tax Allocation Statement is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute, and shall keep the other Parties informed with respect to the status of, and any discussion, proposal or submission with respect to, such dispute.
(h)Treatment of Certain Payments. Buyer and the Seller Parties agree to treat any amounts payable after the Closing by the Seller Parties to Buyer (or by Buyer to Seller) pursuant to this Agreement (including, for the avoidance of doubt, any indemnification and other payments made pursuant to Article 6) as an adjustment to the Total Tax Consideration, unless a final “determination” (within the meaning of Section 1313(a) of the Code) by the appropriate Governmental Authority causes any such payment not to be treated as an adjustment to the Total Tax Consideration for Tax purposes.

(i)To the extent that any obligation or responsibility pursuant to Article 6 may overlap with any obligation or responsibility pursuant to this Article 8, the provisions of this Article 8 shall govern.
8.3Further Assurances. Each of the Parties agrees that subsequent to the Closing Date, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Transaction Documents or to vest, perfect or confirm ownership by Buyer of the Equity Securities of the Company.
8.4Release. Effective as of the Closing, each Seller Party, for and on behalf of itself and each of its predecessors, successors, subsidiaries, associates, Affiliates and agents, including, without limitation, its and each of their respective present or former directors, managers, officers, agents, employees, attorneys, representatives, trustees, Affiliates, subsidiaries, general or limited partners, members, stockholders, heirs, executors, administrators, successors and assigns (each, a “Seller Releasor”), shall and does hereby fully, finally and forever remise, release, acquit, satisfy and forever discharge the Company and all of its predecessors, successors, subsidiaries, associates, Affiliates and agents, including, without limitation, each of their respective present or former directors, managers, officers, agents, employees, attorneys, representatives, trustees, Affiliates, subsidiaries, general or limited partners, members, stockholders, heirs, executors, administrators, successors and assigns (each, a “Company Releasee”), from any and all losses, liabilities, claims, actions, causes of action, demands, suits, debts, judgments, liens, indebtedness, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments (whether issued by a court, arbitrator or other person or body), damages, rights, interests and demands of whatsoever kind or character, costs, expenses, interest, attorneys’ fees and any other claim for entitlement to compensation whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, direct or indirect, contingent or absolute, whether arising in law or in equity, that any Seller Releasor ever had or now has (from the beginning of time to the Closing Date), or hereafter can, shall or may have against any one or more of the Company Releasees under, in connection with, relating to or arising out of, any facts or circumstances to the extent taking place on or before the Closing Date, (a) the business, operations and affairs of the Company, (b) any act or omission of any one or more of the Company Releasees or any other person or entity in connection with the Company, the business, the operations and affairs of the Company, or (c) any rights of any Seller Releasor or any other matter in respect of, arising out of, or relating to the Company Equity Securities. Each Seller Releasor acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Seller Releasor acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, each Seller Releasor agrees that, effective as of the Closing Date, such Seller Releasor (on behalf of such Person) shall be deemed to waive any such provision. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such Seller Releasor to be true; and with such understanding and agreement, each Seller Releasor expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or recession by reason of any such difference in facts. Notwithstanding anything to the contrary herein, this Section 8.4 shall not be construed as a release of any claims, causes of action, obligations, demands, contracts, agreements, debts, damages, liabilities, costs and expenses, related to the Specified Matters, the [**redated**] Matter, or arising directly out of this Agreement and/or any other Transaction Documents, including without limitation the indemnity obligations in Article 6.

8.5Post-Closing Audit. In order to comply with Parent’s regulatory reporting requirements, including those requirements under the Securities Exchange Act of 1934, as amended, prior to the Closing, the Company has commenced, at Buyer’s sole cost and expense, an external audit in respect of the 2024 Financial Statements (the “Audit”). Following the Closing, the Seller Parties shall cooperate fully (to the extent reasonably requested by Buyer), in connection with all requests reasonably made by Buyer in respect of the Audit, any items required by Buyer regarding the Company’s interim financial statements or financial statements for years prior to the year of the Audit, and the future audit(s) of the financial statements of Buyer, Parent and their Affiliates (including the Company). Such cooperation shall include the retention and (upon Buyer’s request) the provision of records and information which are reasonably relevant to the Audit. Buyer shall pay for all reasonable and documented out-of-pocket costs and expenses incurred or to be incurred by the Company in connection with the Audit. Following completion of the Audit, Seller shall deliver an invoice to Buyer setting forth all reasonable and documented out-of-pocket expenses incurred by the Company in connection with the Audit. Promptly, and in any event within thirty (30) days following receipt of such invoice, Buyer shall provide evidence of its payment of such reasonable and documented out-of-pocket costs and expenses.
8.6Post-Closing Adverse Actions. The Parties hereby acknowledge and agree to, within five (5) Business Days following the Closing, execute, file and deliver all documents and other instruments with any Governmental Authority or other Person required to effectuate the dismissal of the Specified Matters.
8.7Post-Closing CARB Adverse Actions. Without limiting the obligations set forth in Article 6, following the Closing, Buyer or the Company, as applicable, shall be responsible for regulatory compliance associated with the post-Closing manufacture, sale or use of Buyer’s products, including, but not limited to compliance with any and all air pollution regulations issued or enforced by CARB, any California regional air board, or by the U.S. Environmental Protection Agency. The Seller Parties shall cooperate fully in connection with all reasonable requests made by Buyer in respect of the CARB Proceeding. Such cooperation shall include the retention and (upon Buyer’s reasonable request) the provision of records and information which are reasonably relevant to the CARB Proceeding, providing additional information and explanation of any materials, documents, or information provided in connection with the CARB Proceeding, and the appearance at any interview, deposition, or hearing, if requested by CARB, of any Indirect Equityholder with reasonable prior notice, to the extent provision of such records and information would not result in a waiver of the attorney-client privilege.

8.8Post-Closing Transfer of Vehicles. Promptly following the Closing, and in no event later than 10 Business Days after the Closing Date, Buyer shall submit to the appropriate governmental agency the vehicle title transfer forms necessary to transfer ownership of the Seller Vehicles from the Company to Seller or Seller’s designee. The Seller Parties, Buyer and the Company will take commercially reasonable steps to effectuate such transfer of title to the Seller Vehicles. The Seller Parties acknowledge and agree that the Seller Parties shall be responsible for all Taxes, costs and expenses incurred by Buyer or the Company in connection with the transfer of title to such Seller Vehicles, and shall pay all such amounts prior to such transfers or upon written request of the Company to the extent they arise after such transfers.
8.9Post-Closing Access to Business Email Accounts. For a period of ten (10) Business Days following the Closing, the Indirect Equityholders may have read-only access to log into their respective Company email accounts set forth on Schedule 8.9 solely to complete any multi-factor authentication processes or password resets that require access to such email account and for other ordinary course personal matters, in each case that are unrelated to the Company, Buyer or any of their respective Affiliates, and unrelated to the transactions contemplated by this Agreement. After the Closing, no Indirect Equityholder shall send any emails by or on behalf of the Company, Buyer or any Affiliate thereof, or access, send or take other actions in connection with any such email account for any purpose other than as set forth above.
Article 9
MISCELLANEOUS
9.1Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address or such other address as such Party may have given to the other Parties by notice pursuant to this Section 9.1:

If to Seller:The RBKB Trust
904 Silver Spur Road, Suite 369
Rolling Hills Estates, CA 90274
Attn: [Intentionally redacted as personal information]
[Intentionally redacted as personal information]

with a copy to:	Hahn & Hahn LLP 301 E. Colorado Blvd., 9th Floor Pasadena, CA 91101

E-Mail: jrobertson@hahnlawyers.com
Attn: Jim Robertson

If to Buyer:	Capstone Green Energy LLC 16640 Stagg Street Van Nuys, CA 91406 Attn: John Juric

E-Mail: [Intentionally redacted as personal information]

with a copy to:Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661-3693

Attn: Mark D. Wood and
Josh Feiger

Email: mark.wood@katten.com and josh.feiger@katten.com

Notice shall be deemed given on (a) the date such notice is personally delivered, (b) three (3) days after the mailing if sent by certified or registered mail, (c) one (1) Business Day after the date of delivery to the overnight courier if sent by overnight courier, or (d) the date such notice is transmitted by electronic mail, if such transmission is prior to 5:00 p.m. Pacific Time on a Business Day, or the next succeeding Business Day if such transmission is later.

9.2Entire Agreement. All references in this Agreement or the Transaction Documents to this Agreement shall include all Exhibits and Schedules hereto. This Agreement and the Transactions Documents set forth the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter, including that certain letter of intent dated April 7, 2025, by and among the Company, the Indirect Equityholders and Buyer.
9.3Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission (including electronic mail of .pdf files or DocuSign), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

9.4Third Parties. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under 6 and any Company Releasee with respect to the provisions of Section 8.4, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under 6 and any Releasee with respect to the provisions of Section 8.4) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.5Expenses. Buyer shall pay, or reimburse its Affiliates for, all costs and expenses incurred or to be incurred by Buyer or its Affiliates in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. All Seller Transaction Expenses shall be paid by the Seller Parties or on the Seller Parties’ behalf.
9.6Amendment; Waiver. This Agreement shall not be amended, modified or waived except by an agreement in writing duly executed by Buyer and Seller. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with such Party’s obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.
9.7Governing Law. This Agreement and all claims or causes of auction (whether in Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to any applicable choice of law or conflicts of law provisions or rules (whether of the State of Delaware or of any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than Delaware.
9.8Assignments. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of Buyer (in the case of assignment or delegation by any Seller Party) or Seller (in the case of assignment or delegation by Buyer); provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Seller to (a) any Affiliate of Buyer, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company, or (c) any lender to Buyer and/or any of its Affiliates, including the Company, as security for borrowings; provided, further, that no assignment pursuant to the foregoing clauses (a)-(c) shall limit Buyer’s obligations hereunder or relieve Buyer of any of its obligations hereunder unless (i) such assignee has a financial profile or condition better than that of Buyer and (ii) the obligations of Buyer hereunder are fully assumed by such assignee.

9.9Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.
9.10Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Transaction Document.
9.12Public Announcements. No Party shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of Buyer, in the case of the Seller Parties, or Seller, in the case of Buyer, unless otherwise required by applicable Law or securities exchange; provided (for the avoidance of doubt) that, without the prior approval of any of the Seller Parties, Parent may file with the SEC a Current Report on Form 8-K (and/or any amendments thereto) describing this Agreement and the transactions contemplated hereby, may file a copy of this Agreement with the SEC as an exhibit thereto or to a subsequent periodic report, may include financial statements of the Company (and related pro forma financial information) as an exhibit thereto or to a subsequent periodic report and may issue or make any release, statement, announcement or other disclosure with respect to this Agreement or the transactions contemplated hereby that is substantially similar to those such Form 8-K or other periodic report. The initial press release regarding the transactions contemplated by this Agreement shall be a joint press release mutually agreed to in writing by Buyer and Seller.

9.13Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to,” and (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of “written” contained in Article 3, Article 4 and Article 5 shall be deemed to include information transmitted via electronic mail or other electronic transmission. For purposes of Article 3 and Article 4, information shall be deemed to have been “made available” to Buyer only if such information was posted to the Sharefile VDR data room named “CalMicro-Docs” in a manner accessible and reviewable by Buyer and its counsel at least two (2) Business Days prior to the date hereof. The Parties agree that any drafts of this Agreement or any Transaction Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Transaction Document, and each of the Parties agrees that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.
9.14Non-Recourse. This Agreement may be enforced only by the Parties (or their respective successors or assigns) against, and any claim, action, suit, or other legal proceeding by the Parties (or their respective successors or assigns) may be brought only against, the other Parties, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. No Party shall have any recourse for breaches of this Agreement against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent, attorney, advisor, or other representative of the Parties or any of their respective Affiliates or any of their successors or permitted assigns (other than the Parties themselves) (each, a “Non-Recourse Person”), and no such Non-Recourse Person shall have any liability for any obligations or liabilities of the Parties under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby. Nothing in this Section 9.14 shall limit any Parties’ recourse for fraud or intentional misrepresentation.

9.15Invalid Provisions. Without limiting Section 8.1(f), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

CAPSTONE GREEN ENERGY LLC

By: /s/ John Juric
Name: John Juric
Its: Chief Financial Officer

SELLER PARTIES:

CAL MICRO HOLDCO, INC.

By: /s/ Kendra Brown
Name: Kendra Brown
Its: President

THE RBKB TRUST, DATED DECEMBER 3, 2019

By: /s/ Kendra Brown
Name: Kendra Brown
Its: Co-Trustee and Settlor
By: /s/ Ryan Brown
Name: Ryan Brown
Its: Co-Trustee and Settlor
/s/ Kendra Brown
Name: Kendra Brown

/s/ Ryan Brown
Name: Ryan Brown

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

Methodology for Allocation of the Total Tax Consideration

[Omitted]

SCHEDULE 1.1(a)

Accounting Principles

[Omitted]

SCHEDULE 1.1(b)

Specific Indebtedness

[Omitted]